UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to (S)240.14a-12

HOOKER FURNISHINGS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 3, 2025

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furnishings Corporation (the “Company”) will be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 3, 2025, at 1:00 p.m., for the following purposes:

■	To elect as directors the eight nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;

■	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2026;

■	To cast an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the attached proxy statement; and

■	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on April 7, 2025 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that you may be certain that your shares are represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

By Order of the Board of Directors,

C. Earl Armstrong III
Secretary

May 2, 2025

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on June 3, 2025

The proxy statement and annual report to shareholders are available at: http://www.astproxyportal.com/ast/25490

Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 3, 2025

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Hooker Furnishings Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 3, 2025, at 1:00 p.m., at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, 24112 and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 2, 2025 to all holders of record on April 7, 2025 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

■	delivering a written notice to the Secretary of the Company;

■	executing and delivering a later-dated proxy; or

■	attending the meeting and voting in person.

The cost of preparing, assembling, and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mail, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. These people will receive no additional compensation for these services but will be reimbursed for any expenses incurred by them in connection with these services. The Company will also request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Voting Rights

On April 7, 2025, the record date for the Annual Meeting, there were 10,702,685 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote on each matter presented.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the eight nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors.

Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm and the advisory vote on executive compensation will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted on a matter are not considered cast either for or against that matter and, therefore, will have no effect on the outcome of that matter.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify their choice, the shares will be voted:

■	“FOR” the election of the eight director nominees listed on the proxy card;

■	“FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2026;

■	“FOR” the approval, on an advisory basis, of the compensation of certain of the Company’s named executive officers as disclosed in this proxy statement; and

■	In the discretion of the persons named in the proxies upon any other matter(s) that may properly come before the meeting or any adjournment of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company proposes the election of W. Christopher Beeler, Jr., Maria C. Duey, Paulette Garafalo, Christopher L. Henson, Jeremy R. Hoff, Paul A. Huckfeldt, Tonya H. Jackson, and Ellen C. Taaffe to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Except for Mr. Huckfeldt, all nominees listed were previously elected directors by the shareholders. Mr. Huckfeldt was elected by the Board of Directors effective February 3, 2025. Each director nominee has consented to being named as a nominee for election at the Annual Meeting. The Board of Directors of the Company presently consists of these eight directors whose terms expire at the time of the 2025 Annual Meeting upon election of their successors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder returns a properly executed proxy card but does not specify their choice, the shares will be voted in favor of the election of the nominees listed on the proxy card. If any nominee should not continue to be available for election, the shares represented by those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

Board Matrix

The matrix below summarizes as of the date of this proxy statement certain of the key experiences, qualifications, skills, and attributes that the directors proposed for election bring to the Board to enable effective oversight.  This matrix is intended to provide a summary of the directors’ qualifications and is not a complete list of each director’s strengths or contributions to the Board. Additional details on each director’s experiences, qualifications, skills, and attributes are set forth in their biographies that follow. In addition, none of the directors self-identified LGBTQ+ status or any additional racial or ethnic demographic background other than the backgrounds shown in the matrix below.

Board Matrix For Directors Proposed for Election

	Beeler	Duey	Garafalo	Henson	Hoff	Huckfeldt	Jackson	Taaffe
Knowledge, Skills and Experience
Industry Experience	Manufacturing	Home Durables	Fashion/ Apparel/ Retail	Finance	Home Durables	Home Durables	Technology / Manufacturing	Home Durables
Public Company Executive Experience		●	●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●	●
Finance/Accounting	●	●		●		●
Marketing / Product Development			●		●			●
Mergers and Acquisitions	●	●		●	●	●		●
Manufacturing / Operations	●		●				●
Retail / Consumer			●	●	●	●		●
Supply Chain							●
Risk Management			●	●		●	●
Strategic Planning	●	●	●	●	●	●	●	●
Technology / Digital / Cybersecurity							●
Demographics *
Race/Ethnicity
African American							●
White / Caucasian	●	●	●	●	●	●		●
Gender
Female		●	●				●	●
Male	●			●	●	●
Board Tenure
1 - 5 years		●		●	●	●
6 - 10 years			●				●	●
> 10 years	●

*	The Demographic disclosures are based on self-identified reporting by each director.

W. Christopher Beeler, Jr., 73, has been board chair since June 2023, a director since 1993 and served as lead director from 2011 until June 2016. He was a director since 1986 of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products, and was Chairman of both from 2000 until their sale in late 2022. He also served as President of those companies from 1988 until August 2011 and as CEO of those companies from 1997 until August 2011. In addition, he served on the board of directors and as a member of the audit committee of BB&T of Virginia (a wholly owned subsidiary of Truist Financial Corporation, formerly BB&T Corporation) from 1999-2006, and is a certified public accountant licensed in the Commonwealth of Virginia. Mr. Beeler currently serves as the board chair and a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Beeler served as chair of the Audit Committee from 2000 until 2005 and from 2016 until 2023, and chair of the Nominating and Corporate Governance Committee from 2006 until 2011, and lead director from 2011 until 2016. Mr. Beeler’s executive experience, which encompasses traditional corporate management functions such as accounting, treasury and cash management, sales, information technology, manufacturing, distribution, and human resources, including his financial oversight responsibilities, which complement Mr. Hoff’s experience, as well as short-range and long-range planning well qualifies him to serve as a director and the board chair.

Maria C. Duey, 62, joined the board in March 2021. Since 2018, Ms. Duey has served as Chief Executive Officer of Leonine Advisory and Support Services, a consulting firm specializing in strategic planning and mergers and acquisitions serving private equity firms, family offices and small businesses. From 2015-2017, Ms. Duey served as Vice-President of Corporate Development and Investor Relations at Horizon Global, a manufacturer of towing and trailering products serving the automotive aftermarket, retail and original equipment (OE) channels. From 1996-2014, she was employed by Masco Corporation, one of the leading manufacturers of branded home improvement and building products, serving as Vice-President-Investor Relations and Corporate Communications from 2005-2014. Ms. Duey serves as chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and the Audit Committee. In 2023, Ms. Duey was named a Certified Corporate Director with the National Association of Corporate Directors. The knowledge and experience that Ms. Duey has in the areas of mergers and acquisitions, strategic planning, investor relations and corporate communications, as well as her executive experience, well qualifies her to serve as a director.

Paulette Garafalo, 68, has been director since 2017. She served as Executive Chairman of Paul Stuart, a men’s and women’s classic apparel retailer and wholly owned subsidiary of Mitsui Co., Ltd, from 2022 to 2024. She served as Chief Executive Officer and President of Paul Stuart from 2016 to July 2022. She served as President of Brooks Brothers, a men’s and women’s apparel retailer, from 2010 to 2016. Ms. Garafalo serves as a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee and served as Compensation Committee Chair from 2017 until 2023. Ms. Garafalo’s executive experience, which encompasses traditional corporate management functions, and her extensive experience in retail and luxury consumer brands well qualifies her to serve as a director. The knowledge and experience Ms. Garafalo gained as CEO of Paul Stuart further broadens her experience and qualifications to serve as a director.

Christopher L. Henson, 63, joined the board in October 2022. Mr. Henson served as the Head of Banking and Insurance of Truist Bank from 2019 until his retirement in September 2021. He joined Truist Financial Corporation’s predecessor BB&T’s executive management team in 2004 and served in various executive positions including City Executive, Regional President, State President, Chief Financial Officer, and Chief Operating Officer before being promoted to President and Chief Operating Officer from 2016 to 2019. He also serves as Chair of the Board of Trustees of High Point University. Mr. Henson serves as chair of the Audit Committee and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Henson’s extensive knowledge of finance and banking, as well as experience in a wide variety of leadership roles well qualify him to serve as a director.

Jeremy R. Hoff, 51, has been a director and Chief Executive Officer since February 1, 2021. He was President of Hooker Legacy Brands from February 2020 through January 2021 and served as President of the Hooker Branded Segment from April 2018 to January 2020. Mr. Hoff joined the Company in August of 2017 as President of Hooker Upholstery. Prior to that, Mr. Hoff served as President of Theodore Alexander USA from December 2015 to August 2017 and Senior Vice President of sales at A.R.T. Furniture Inc. from April 2015 to November 2015 and Vice-President of Sales from March 2011 to April 2015. In addition, he serves as Vice Chair of both the High Point Market Authority and American Home Furnishings Hall of Fame. Mr. Hoff’s role as the Chief Executive Officer as well as his extensive background in the furnishings industry, including his various former positions at the Company, well qualifies him to serve as a director.

Paul A. Huckfeldt, 67, retired on February 2, 2025 having served as the Company’s Senior Vice President - Finance and Accounting since September 2013 and Chief Financial Officer since January 2011. He was elected to our Board effective upon his retirement. Mr. Huckfeldt also served as Vice President – Finance and Accounting from December 2010 to September 2013, Corporate Controller and Chief Accounting Officer from January 2010 to January 2011, Manager of Operations Accounting from March 2006 to December 2009 and led the Company’s Sarbanes-Oxley implementation and subsequent compliance efforts from April 2004 to March 2006. Mr. Huckfeldt has over 40 years of experience in accounting, including over eleven years of experience in various accounting positions with a public, multi-billion-dollar global apparel manufacturer. Mr. Huckfeldt’s 14 years of experience as Chief Financial Officer, his familiarity with the Company’s strategy, operations, board deliberations and personnel, along with relationships with our major shareholders and the investment community, well qualifies him to serve as a director.

Tonya H. Jackson, 61, has been a director since 2017. She has served as Senior Vice President and Chief People Officer for Lexmark, a global imaging and IoT solutions provider since 2023. In this role, she is responsible for talent acquisition and development, strategic internal communications, compensation and benefits, workforce analytics, and diversity, equity and inclusion. She served as Senior Vice President and Chief Product Delivery Officer for Lexmark from 2020 - 2023. She served as Senior Vice President and Chief Supply Chain Officer from 2016 until 2020, Vice-President of Supply Chain Operations at Lexmark from 2015 until 2016 and Vice President of Worldwide Supplies Operations from 2013 until 2015. Ms. Jackson serves as a member of the Compensation Committee and Audit Committee and is Chair of the Nominating and Governance Committee. In 2021, Ms. Jackson was named a Certified Corporate Director with the National Association of Corporate Directors (NACD). In 2022, Ms. Jackson earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University. Ms. Jackson’s senior executive experience at a large, global corporation and her extensive experience in operations and supply chain management well qualifies her to serve as a director.

Ellen C. Taaffe, 63, has been a director since July 2015. Ms. Taaffe serves as a member of the Nominating and Corporate Governance, Audit, and Compensation Committees and served as chair of the Nominating and Corporate Governance Committee from 2017 until 2023. Currently she is a Clinical Professor of Management and Organizations at Northwestern University’s Kellogg School of Management since 2016 and a Keynote Speaker, Consultant, and Executive Leadership Coach since 2015. Previously Ms. Taaffe was President of Ravel, formerly Smith-Dahmer Associates LLC, a brand and product strategy consulting firm from 2010-2015. Prior to that, Ms. Taaffe was a senior brand management executive at the Whirlpool Corporation, Royal Caribbean Cruises Ltd., and PepsiCo. She has served on the board of directors of John B. Sanfilippo & Son Inc., a Chicago- based baking and snack nut, and snack bars processor, distributor, and marketer, since 2011 where she is Lead Independent Director, Chair of the Compensation and Human Resources Committee, and a member of the Audit and the Nominating and Governance Committees. In 2018, she joined the board of directors of AARP Services, Inc. (“ASI”), where she serves as Board Chair, past chair of ASI’s Nominating and Governance Committee, and a member of the Compensation and Talent Management and the Health Products Quality Committees. Ms. Taaffe is a Certified Corporate Director with the NACD. Her executive experience at various public companies, her current governance leadership of a public-company board of directors and expertise in and knowledge of go-to market strategies and traditional and marketing best practices in high-ticket consumer durables, well qualifies her to serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

CORPORATE GOVERNANCE

The Board of Directors is currently comprised of:

■	the Independent Chair of the Board of Directors;

■	the Company’s Chief Executive Officer;

■	five other independent directors, as determined by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee;

■	the Company’s former Chief Financial Officer; and

■	a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee.

The following table shows the Company’s current Board of Directors composition. Mr. Hoff, the Company’s Chief Executive Officer, and Mr. Huckfeldt, the Company’s retired Chief Financial Officer, do not serve on any of the Committees.

Current Composition of the Board of Directors

	Beeler	Duey	Garafalo	Henson	Jackson	Taaffe
Independent Director	Independent Board Chair	●	●	●	●	●
Audit Committee	●	●	●	Chair	●	●
Compensation Committee	●	Chair	●	●	●	●
NCG Committee	●	●	●	●	Chair	●

The Board believes that this leadership structure provides an effective balance between the Board Chair, independent directors and the Chief Executive Officer. Consequently, the Board of Directors believes the current leadership structure is in the best interests of the Company and its shareholders.

The Board of Directors typically holds five to six meetings per year. In the fiscal year beginning January 28, 2024 through February 2, 2025 (“fiscal 2025”), it held four meetings. During fiscal 2025, the Nominating and Corporate Governance Committee met five times and the Compensation Committee and the Audit Committee both met four times. Each incumbent director attended at least 75% of the fiscal 2025 Board meetings and committee meetings held during the period that they were a member of the Board and/or those committees. The Nominating and Corporate Governance Committee and the Board of Directors have each determined that each of the following directors is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., Maria C. Duey, Paulette Garafalo, Christopher L, Henson, Tonya H. Jackson, and Ellen C. Taaffe. At each Board meeting the independent directors conduct a part of the meeting in executive session, at which only independent directors are present. It is the Company’s policy that each of the directors is expected to attend the Company’s Annual Meeting. All directors attended last year’s annual meeting of shareholders.

In 2011, the Board determined that it was in the best interests of the Company and its shareholders that all independent directors serve on all committees of the Board. The Board believed this “Committees of the Whole” approach was more efficient given its modest size, since all independent directors have input into committee actions and that the need for committees reporting at Board meetings would be greatly reduced. Mr. Hoff, the Company’s current Chief Executive Officer, and Mr. Huckfeldt, the Company’s retired Chief Financial Officer, do not serve on any Board Committees.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which set forth its policies with respect to certain governance issues and, together with the Company’s articles and bylaws, provide a framework for the effective governance of the Company and are intended to support the Board in overseeing the business and affairs of the Company on behalf of the Company’s shareholders.  A copy of the Corporate Governance Guidelines is available on the Company’s website at investors.hookerfurnishings.com.

Environmental, Corporate Social Responsibility and Governance (“ESG”) Initiatives

The Board of Directors has adopted a set of policies and practices addressing environmental stewardship, sustainability, corporate social responsibility, and ethics and governance that it believes create long-term value for shareholders, while investing in employees and communities and positively impacting the environment. The Board of Directors exercises oversight over these matters and discusses them at least quarterly with management.

The Company is actively working to refine and align its environmental stewardship based on current best practices, shareholder expectations and regulatory developments through its ESG-focused employee committee called CARE (Community Action & Responsibility for our Environment). It regularly updates management and updates the Board at least quarterly on these initiatives. The recent and ongoing activities and new developments include:

■	Environmental Matters:

o	The Company has put in place several initiatives focused on promoting sustainability and preserving natural resources. It maintains an annual Greenhouse Gas (GHG) emissions inventory and verification. The third-party verification of GHG emissions issued in calendar year 2024 stated that the Company has established appropriate systems for the collection, aggregation and analysis of quantitative data for determination of these GHG emissions for the stated period and boundaries.

o	Since 2021, the Company has started projects to reduce carbon footprint by investment in renewable energy and in projects to reduce energy consumption. It has purchased renewable energy from solar farms for several domestic manufacturing facilities since 2022. Sunset West and HF Customer (formerly Sam Moore) are operating on 100% renewable resources; and the Savannah distribution center is operating on 30% renewable energy. It is our expectation that all remaining facilities will be added as renewable energy programs are available in those locations. The multi-year project of switching to LED lighting in the manufacturing facilities and distribution centers is expected to be completed by the end of calendar 2025. The Company was recognized as an Appalachian Power 2024 Top Performer for energy efficiency in the Martinsville area.

o	The Company continues to partner with the Arbor Day Foundation, the Sustainable Furnishings Council, and the Eco Ambassador Council for their commitment to environmental responsibility and sustainability, including financial assistance, educating employees on the necessity of preserving and replenishing resources, and supporting various projects within the Dan River Basin area. Additionally, in fiscal 2025, the Company provided financial support to the Cultural Heritage Monitoring Lab (CHML), a partnership between the Virginia Museum of Natural History and the Smithsonian Cultural Rescue Initiative. The CHML provides global monitoring capability for cultural heritage sites threatened by armed conflict and natural disaster. The partnership with Virginia Museum of Natural History allows the museum to waive all admission fees for Electronic Benefit Transfer cardholders as part of the “Museum’s for All” initiative.

■	People

o	The Company is committed to attracting, developing, and retaining top talent to drive its business forward. Its core values include integrity, caring and inclusivity that affirms every individual. Management is committed to fostering an environment where everyone is welcomed, respected, listened to and valued for their unique contributions to the organization, and to providing a work environment that is free from all forms of harassment, discrimination and inequality. The Company recruits, employs, trains, promotes and compensates employees without regard to race, ethnicity, age, gender, gender identity, religion, national origin, citizenship, marital status, veteran’s status or disability. All facilities have established human resource departments with formal hiring processes and controls in place to promote ethical and fair hiring practices. Some of the action steps that have been taken recently or are currently in process include:

o	The Company carefully evaluates the overall compensation and benefits packages regularly to promote the economic security, health, and safety of employees, including;

●	compensating employees competitively related to the industry and local labor markets, and in accordance with all applicable federal, state, and local wage, work hour, overtime, and benefits laws; and

●	providing affordable and comprehensive health benefits to employees focused on financial, emotional, and physical health and well-being, including a standardized process of reporting worker’s compensation claims to promote health and safety of employees.

o	The Company maintains standardized safety procedures and training at all locations, including established safety committees that consist of management and employee representatives. These committees are responsible for identifying and reporting hazards and unsafe work practices, removing obstacles to accident prevention, and minimizing the risks of accidents, injury and impacts on health. The Company is committed to implementing and improving safety measures to achieve a safe, healthy, secure, and productive workplace;

o	The Company is committed to employees’ professional success and growth by providing extensive annual training to each employee including on-the-job coaching, formal training sessions, and online learning resources. The Company also provides continuing education opportunities, comprehensive leadership development programs, and a renewable tuition reimbursement program to children and spouses of all employees, excluding family members of current and former executive officers and board directors;

o	The Company is committed to fostering a culture of opportunity and respect for all members, including:

●	Expanding Talent Pipelines

➢	expanding Furniture Market Internship, providing aspiring professionals with hands-on experience and exposure to the furniture industry in areas such as customer service, hospitality, marketing, and sales.

➢	establishing a formal summer internship program aligned with roles of interest for recent graduates. During the summer of 2024, the program focused on marketing, with three interns contributing to various aspects of the department and gaining valuable experience.

➢	strengthening partnerships with local HBCUs and participated in the State of North Carolina’s HBCU Internship Program, hosting a supply chain intern to support skill development in key roles.

●	Enhancing Employee Training

➢	introducing feedback training and conflict management training for people leaders to improve workplace communication and foster a collaborative environment.

➢	developing plans for future training initiatives, including programs focused on mental health awareness, boundary-spanning skills, and change management to support employee growth, adaptability, and well-being.

●	Strengthening Community Partnerships

➢	continue to maintain and grow community partnerships in the communities where employees live and work. For example, the Company deepened collaboration with the Resource Access Network in Lynchburg, which led to receiving the Champions of Disability Employment Award for the efforts to create meaningful employment opportunities for individuals with disabilities.

➢	In 2024, the Company participated in job fairs, workshops, and university events, offering resume reviews, mock interviews, and insights into careers at Hooker Furnishings to strengthen community ties and support workforce development.

■	Corporate Social Responsibilities

o	The Company maintains a Code of Business Conduct and Ethics. All employees are required to sign off on the Code at hiring and reaffirm their understanding and compliance with the Code, as well as anti-corruption and anti-bribery training on an annual basis. In addition, the Company has both import and domestic suppliers sign a Vendor Code of Conduct to ensure they act in a similar ethical and fair way.

o	The Company has a long history of direct charitable giving or gifts-in-kind regularly supporting organizations in the areas of health and human welfare, environment, education and arts, and animal welfare. For example, in fiscal year 2025, the Company celebrated its 100th anniversary with the “100 Acts of Kindness” campaign, positively impacting 101 communities across the United States. The Company raised funds to aid victims of Hurricane Helene and extended critical financial support through partnerships with various local and national charities. These partnerships, combined with the proceeds from warehouse charity sales, underscored the Company’s commitment to making a meaningful difference for those in need. The Company remains committed to its corporate social responsibility, directing funds solely to charitable causes and not for political purposes.

o	The Company continued to partner with Susan G. Komen for the Cure, one of the leading breast cancer organizations in the world, on a licensed collection of accent furniture designed to raise funds and promote breast cancer awareness. A portion of the proceeds from each piece sold within the Susan G. Komen Collection will be donated to the organization.

Contacting the Board of Directors

Shareholders and other interested parties who desire to contact the Company’s Board of Directors or any individual director may do so by writing to: Board of Directors, c/o C. Earl Armstrong III, Secretary, Hooker Furnishings Corporation, P.O. Box 4708, Martinsville, VA 24115. The Board has instructed the Secretary to promptly forward all such communication to the specified address thereof.

Shareholders and other interested parties also may direct communications solely to the independent directors of the Company, as a group, by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above.

In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chair of the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised entirely of the Board’s independent directors. Ms. Jackson currently serves as its Chair. The Committee:

■	identifies, evaluates, investigates and recommends prospective director candidates;

■	assists the Board with respect to corporate governance matters applicable to the Company;

■	evaluates and makes recommendations to the Board regarding the size and composition of the Board and makes recommendations about the chairs of all standing Board committees;

■	develops and recommends criteria for the selection of individuals to be considered as candidates for election to the Board; and

■	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s website at investors.hookerfurnishings.com. The Board of Directors has determined that each member of the Committee is independent as defined by applicable NASDAQ listing standards.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Committee seeks candidates who:

■	possess a reputation for adhering to the highest ethical standards and have demonstrated competence, integrity and respect for others;

■	have demonstrated excellence in leadership, judgment and character;

■	have diverse business backgrounds, with a wide range of relevant education, skills and professional experience that will complement and enhance the Company’s business and strategy; and

■	have the time to devote to Board and Committee service and are free of potential conflicts of interest.

While the Board has no formal policy regarding diversity, the Committee considers the diversity of the Board when identifying nominees for director. Such diversity may include a variety of different personal, business and professional experiences, as well as a variety of opinions, perspectives, backgrounds and other characteristics.

In the case of incumbent directors, the Committee reviews each director’s overall service to the Company during their term as director and whether their skills are still relevant to the needs of the Board in deciding whether to re-nominate the director. The Committee also considers future Board needs in light of the mandatory retirement age of 75 for outside directors.

The Board does not believe that it is appropriate or necessary to limit the number of terms a director may serve. However, any outside director must retire upon reaching the age of 75, with such retirement being effective and occurring upon the completion of the term in which the director turns 75.

The Committee also facilitates the Board’s annual self-assessment.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder of record for election at the 2026 Annual Meeting if, in addition to meeting other applicable requirements, the shareholder submits a notice of the recommendation in writing to the Secretary of the Company in accordance with the procedures for the nomination of directors in the Company’s bylaws (including Article III, Section 3 of the bylaws) and it is received at the Company’s principal executive offices on or before January 2, 2026. The notice must include the candidate’s name and address and a description of the candidate’s qualifications for serving as a director and contain the information conforming to the requirements outlined in our bylaws (including Article III, Section 3 of the bylaws).

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee comprises all of the Board’s independent directors. Ms. Duey currently serves as its Chair. The Committee reviews and makes determinations regarding the compensation for the Chief Executive Officer and the Company’s other executive officers. The Committee is also responsible for recommending director compensation to the Board of Directors. The Committee annually reviews Board compensation of the Company’s peer group and periodically engages outside consultants to independently assess Board compensation.

The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website at investors.hookerfurnishings.com. The charter delegates to the Committee specific responsibilities for establishing, reviewing, approving, monitoring, and administering executive compensation. In addition, the charter requires that each member of the Compensation Committee be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each Committee member meet applicable NASDAQ director independence requirements. The Report of the Compensation Committee can be found on page 18. Under the terms of its charter, the Compensation Committee may delegate any of its duties or responsibilities to subcommittees of the Compensation Committee. In addition, the Compensation Committee may delegate certain administrative responsibilities relating to the Company’s 2024 Stock Incentive Plan (“Stock Incentive Plan”) to Company officers.

The Compensation Committee has the authority, without any further approval from the Board, to retain advisers, as it deems appropriate, including compensation consultants. In retaining an adviser, the Compensation Committee has sole authority to approve the adviser’s fees and other retention terms and has the sole authority to terminate the adviser.

The Compensation Committee has directly engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its external compensation consultant. Pearl Meyer reports to and receives direction directly from the Committee, and a representative of Pearl Meyer is available to attend meetings of the Compensation Committee as its adviser when requested. Most recently in April 2024, Pearl Meyer assisted the Committee with design changes to the short-term and long-term incentive plans, which became effective for fiscal year 2025, and provided the Compensation Committee with third-party survey information for use in setting Board compensation as well as short and long-term compensation levels for the Chief Executive Officer and the Company’s other named executives, perspective on emerging compensation issues and trends, and expertise in incentive compensation structure, terms, and design.

In considering whether to engage Pearl Meyer as the Compensation Committee’s compensation adviser, the Compensation Committee evaluates its independence from Company management and whether there are any conflicts of interest. In fiscal 2025, the Compensation Committee evaluated the fees paid by the Company to Pearl Meyer and its policies and procedures to prevent conflicts of interest, and its confirmation that there is no business or personal relationship with a member of the Compensation Committee, it does not own any stock of the Company, and there is no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that Pearl Meyer was independent of the Compensation Committee and of Company management and had no conflicts of interest in the performance of services to the Committee.

The Compensation Committee typically meets five to six times each year. During the 2025 fiscal year, it met four times. The Compensation Committee invites the executive officers to attend meetings when the Compensation Committee considers their input relevant or necessary for evaluating compensation proposals. A portion of each meeting is generally held in executive session, as the Compensation Committee deems appropriate. All Compensation Committee decisions and votes are conducted in executive session. Management does not attend these executive sessions. The Compensation Committee annually reviews the Chief Executive Officer’s compensation.

The Chief Executive Officer makes recommendations to the Compensation Committee concerning compensation for the other executive officers of the Company. Decisions regarding compensation for employees other than the executive officers are made by the Chief Executive Officer in consultation with other members of senior management. Management assists the Compensation Committee in administering various elements of the Company’s executive compensation program. The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting. During fiscal 2025, management provided the Compensation Committee with recommendations regarding executive officers’ compensation, as discussed further in the executive compensation discussion that begins on page 19.

Audit Committee

The Audit Committee comprises all independent directors on the Board. Mr. Henson serves as its Chair. The Audit Committee:

■	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

■	negotiates fees for audit, audit-related and tax services with the Company’s independent registered public accounting firm;

■	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm;

■	reviews and discusses with management and the independent registered public accounting firm significant accounting, reporting, legal, regulatory or industry developments affecting the Company (and/or the Company’s financial statements);

■	monitors compliance with the Company’s Code of Business Conduct and Ethics, including the Company’s ethics and compliance portal / hotline;

■	reviews and approves any related party transactions;

■	oversees the Company’s internal audit function;

■	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting; and

■	reviews and discusses with management and the independent auditor the Company’s significant financial risk exposures and the steps management has taken to monitor and manage such exposure, including the Company’s risk assessment and risk management policies and oversight for matters related to cybersecurity risk.

The Audit Committee receives updates from the auditor and management at its quarterly Audit Committee meetings. During fiscal 2025, the auditor and management made presentations to the Committee on specific topics of interest, including:

■	the auditor’s assessment of its independence;

■	significant audit matters;

■	management’s implementation of new accounting standards;

■	management’s critical accounting policies and practices;

■	the auditor’s fiscal 2025 integrated audit plan and updates on the completion of the plan;

■	regulatory developments on the environmental, corporate social responsibility and governance front;

■	compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act; and

■	regulatory developments in cyber security and the Company’s cybersecurity practices.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website at investors.hookerfurnishings.com. The Board of Directors has determined that each member of the Audit Committee is independent as defined by applicable SEC rules and NASDAQ listing standards. The Company’s Board of Directors has determined that Ms. Duey and each of Messrs. Henson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 18.

Appointment and Evaluation of the Independent Auditor

On an annual basis, the Audit Committee reviews the audit firm’s performance as part of its consideration of whether to reappoint the firm as the Company’s independent auditor. As part of this review, the Audit Committee considers, among other things:

■	the continued independence of the audit firm;

■	the audit firm’s experience and fresh perspective occasioned by mandatory audit partner rotation and the rotation of other audit management;

■	the length of time the audit firm has served as the Company’s independent auditors, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the audit firm’s independence;

■	whether the audit firm should be rotated and considers the advisability and potential of selecting a different audit firm;

■	the appropriateness of the audit firm’s fees;

■	evaluations of the audit firm by management;

■	the audit firm’s effectiveness of communications and working relationships with the audit committee and management; and

■	the quality and depth of the audit firm and the audit team’s expertise and experience in the Company’s industry and related industries considering the breadth, complexity and global reach of the Company’s business.

Related Party Transactions

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose, a “related party transaction” includes any transaction, arrangement or relationship involving the Company in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the SEC. There were no related party transactions in fiscal 2025.

For relationships or transactions involving a related-party which involve an officer or director, the proposed relationship or transaction must be (i) reported to the Chair of the Audit Committee, if a director or senior Company officer (including the named executive officers) is involved, (ii) reported to the Chief Financial Officer or the Chief Executive Officer, for transactions involving other officers of the Company, and (iii) reviewed and approved by the Audit Committee. While the Company does not have a standalone written policy or procedure for the review, approval, or ratification of other transactions with related persons, it is the Company’s practice that potential related person transactions are first screened by the Chief Financial Officer and then sent to the Audit Committee for review. In determining whether to approve or reject a related person transaction, the Audit Committee considers, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s economic interest in the transaction.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees and directors, including the principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at investors.hookerfurnishings.com. Amendments of and waivers from the Company’s Code of Business Conduct and Ethics will be posted to the website when permitted by applicable SEC and NASDAQ rules and regulations.

Insider Trading Policy

The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees. A copy of our insider trading policy is filed as Exhibit 19.1 to the Annual Report on Form 10-K for the fiscal year ended February 2, 2025. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

The Role of the Board of Directors in Risk Oversight

The Board of Directors, or an appropriate committee thereof, provides oversight for Company-wide risk management and fulfills this oversight responsibility in various ways, including through the review of:

■	and approving the Company’s annual operating and capital budgets;

■	the Company’s quarterly and year-to-date operating results and discussing those results with senior management;

■	management’s quarterly Enterprise Risk Management reports;

■	the Company’s practice for assessing, identifying and managing material risks from cybersecurity threats;

■	the Company’s environmental, corporate social responsibility and governance practices;

■	management reports regarding the Company’s internal control over financial reporting; and

■	reports regarding the Company’s internal control over financial reporting from its independent registered public accounting firm.

The Audit Committee meets in executive session with the Company’s independent auditors to discuss topics related to the Company’s financial reporting and internal control. Additionally, the Nominating and Corporate Governance Committee and the Compensation Committee meet periodically to address governance and compensation issues, including compensation-related risks. The committees have the authority to utilize outside advisers and experts when needed. The Board committees, consisting entirely of independent members, also engage in discussions regarding risk management in executive session, without the participation of the Chief Executive Officer.

Director Share Ownership Guidelines

In a prior year, the Board adopted a policy under which non-employee directors are required to hold shares with a value equal to three times their annual cash compensation. Each director is allowed six years to accumulate the required holding level. Each director that has been a director at least six years as of the end of the Company’s most recently completed fiscal year met these guidelines as of such date.

Director Compensation

The Compensation Committee is responsible for recommending director compensation to the Board of Directors. Non-employee directors are compensated based on their term of service, which typically begins with the election of directors at the Company’s Annual Meeting, and which is referred to as a “service year.”

In fiscal 2022, the Compensation Committee retained Pearl Meyer to review the Company’s compensation structure and positioning relative to the 16-company peer group developed in February 2022 for the executive total renumeration review, with a secondary review against All-Industry benchmarks. The Compensation Committee recommended the non-employee directors’ compensation components remain unchanged for the 2024-2025 service year.

Non-Employee Director Compensation for the 2024-2025 Service Year

For the 2024-2025 service year, non-employee directors received an annual board cash retainer of $55,000, the Board Chair received an additional cash stipend of $30,000, the Audit Committee Chair received an additional cash stipend of $15,000 and the Chairs of the Compensation and Nominating and Corporate Governance committees received additional cash stipends of $10,000 each. These fees were paid to directors in June 2024.

For the 2024-2025 service year, all non-employee directors also received annual grants of restricted stock under the Company’s 2024 Stock Incentive Plan. Each non-employee director received a $70,000 stock grant. The restricted stock awards were determined by dividing $70,000 by the fair market value (as defined in the 2024 Stock Incentive Plan) of the Company’s Common Stock three business days after the award date and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on:

■	the next annual meeting date after the grant date if the non-employee director remains on the Board to that date; or

■	if earlier, when the director dies or is disabled or a change in control of the Company.

Under the terms of the 2024 Stock Incentive Plan, as amended, directors may defer receipt of their annual restricted stock award beyond the vesting date (generally the next annual meeting date following the grant date) to a specified date in the future, attainment of a specified age, or to the director’s termination of service as a director with the Company. Any such restricted stock award that is deferred will ultimately be delivered in shares of the Company’s Common Stock shortly after the deferral date. During the deferral period, the Company’s commitment to the director to deliver the shares remains an unsecured liability of the Company.

The Company’s anti-hedging policy applies to persons it has deemed to be “key insiders.” Key insiders include the Company’s directors, its executive officers and other persons who, in the normal course of their duties, receive Company-wide business and financial information before public release. The policy prohibits key insiders from engaging in certain forms of hedging or monetization transactions, specifically prohibiting zero-cost collars and forward stock sales, with respect to the Company’s Common Stock.  In addition to its anti-hedging provision, the Company’s Insider Trading Policy prohibits key insiders, employees, officers, directors or certain of their family members from engaging in certain types of other transactions related to the Company’s Common Stock, including transactions in derivative securities, using margin accounts, and pledging shares as collateral.

Directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings or performing their duties as directors, as well as Board-related professional education. Mr. Hoff, who serves as CEO, received no additional compensation for his role as a director. Mr. Hoff’s compensation for services rendered to the Company in his officer capacities is reported in the Summary Compensation Table following the Compensation Discussion and Analysis on page 34.

The following table sets forth non-employee director compensation paid in fiscal year 2025 for the calendar 2024-2025 Board service year.

	Non-Employee Director Compensation
Name	Cash Fees(1)	Stock Awards(2)(3)	Total
W. Christopher Beeler, Jr.	$85,000	$70,000	$155,000
Maria C. Duey	65,000	70,000	135,000
Paulette Garafalo	55,000	70,000	125,000
Christopher L. Henson	70,000	70,000	140,000
Paul A. Huckfeldt	-	-	-
Tonya H. Jackson	65,000	70,000	135,000
Ellen C. Taaffe	55,000	70,000	125,000

(1)	Includes annual retainer fee, committee chair fees and board chair fee paid to each director in June 2024. Mr. Huckfeldt received $18,333 on February 3, 2025 for his service on the Board beginning on that date, covering the period from that date through the 2025 Annual Meeting.

(2)	These amounts are the aggregate grant date fair value of shares of restricted stock awarded to each non-employee director on June 7, 2024 under the Company’s 2024 Stock Incentive Plan. Mr. Huckfeldt was granted 1,920 shares of restricted stock on February 3, 2025 for his service on the Board, covering the period from that date through the 2025 Annual Meeting. Fair value is determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of assumptions used in calculating award values, refer to note 15 of the Company’s consolidated financial statements included in the Company’s 2025 Annual Report on Form 10-K.

(3)	As of February 2, 2025 each non-employee director had the following unvested stock awards outstanding. Mr. Huckfeldt was granted 1,920 shares of restricted stock on February 3, 2025 for his service on the Board, covering the period from that date through the 2025 Annual Meeting. For details regarding Mr. Huckfeldt’s unvested stock awards related to his role as a named executive officer, please see the Compensation Discussion and Analysis section beginning on page 19.

Name	Restricted Stock(#)
W. Christopher Beeler, Jr.	4,707
Maria C. Duey	4,707
Paulette Garafalo	4,707
Christopher L. Henson	4,707
Paul A. Huckfeldt	-
Tonya H. Jackson	4,707
Ellen C. Taaffe	4,707

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended February 2, 2025 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Auditing Standard 16 regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered accounting firm its independence from the Company. The Committee has also considered whether the non-audit-related services provided by the independent registered public accounting firm are compatible with maintaining the firm’s independence and found them to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 for filing with the SEC.

Christopher L. Henson, Chair W. Christopher Beeler, Jr. Maria C. Duey Paulette Garafalo Tonya H. Jackson Ellen C. Taaffe

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Maria C. Duey, Chair W. Christopher Beeler, Jr. Paulette Garafalo Christopher L. Henson Tonya H. Jackson Ellen C. Taaffe

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the independent directors and none of the executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board of Directors as an executive officer.

Compensation Risk Assessment

As part of its oversight responsibilities, the Compensation Committee, with assistance from management, annually reviews the Company’s compensation policies and practices for all employees to determine whether they are reasonably likely to present a material adverse risk to the Company. Their review includes, among other things, a consideration of the incentives that the Company’s compensation policies and practices create and factors that may affect the likelihood of excessive risk taking. Based on its most recent review, the Committee concluded that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information concerning this review, see Management of Executive Compensation-Related Risk on page 32.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Executive Summary

The Compensation Committee of the Board oversees the Company’s executive compensation program. More information concerning the composition of the Committee and its authority and responsibilities can be found under Compensation Committee on page 12. The Company’s compensation program is designed to attract and retain highly qualified executives, to maintain a stable executive management team, and to reward those senior leaders who contribute significantly to the Company’s continued financial growth and profitability in the face of rapidly changing market and global economic forces affecting the Company’s business.

The Compensation Discussion and Analysis discusses the compensation program and the compensation decisions made for fiscal 2025 (which ended February 2, 2025) with respect to the following named executive officers. These officers were the only individuals who served as executive officers of the Company during fiscal 2025.

Name	Title
Jeremy R. Hoff	Chief Executive Officer and Director
Paul A. Huckfeldt (1)	Chief Financial Officer and Senior Vice President - Finance and Accounting
Anne J. Smith	Chief Administrative Officer and President - Domestic Upholstery
Tod R. Phelps (2)	Former Chief Information Officer and Senior Vice President - Operations

(1)	Mr. Huckfeldt retired on February 2, 2025, the last day of the Company’s fiscal 2025.
(2)	Mr. Phelps separated from the Company on September 4, 2024.

COMPENSATION HIGHLIGHTS for FISCAL 2025

Base Salary	The Compensation Committee determined it was in the best interests of the Company and its shareholders to authorize base salary increases for each of the named executive officers ranging from 10% to 14% from calendar 2023 rates, in order to better align with competitive data and to attract and retain highly qualified executives.

Annual Cash Incentive	Based on Pearl Meyer’s independent analysis in 2024, the Committee revised the performance metrics to include net sales (weighted at 30%) and operating income (weighted at 70%) to better align with the Company’s business strategy. Additionally, the Committee adjusted the threshold performance payout to 30% of the target and the maximum payout at 200% of the target, mirroring the payout structure of the absolute EPS component of the Performance-based Restricted Stock Unit (PSU).

Long-term equity-based incentives	Based on Pearl Meyer’s independent analysis in 2024, the Committee rebalanced the allocation of time-based and performance-based awards, assigning equal weighting to each category. The Committee also modified the vesting schedule of the time-based Restricted Stock Units (RSU) to a ratable vesting period over three years to align with market practice. Furthermore, the Committee refined the payout framework for the absolute EPS component of the PSU by introducing interpolation between three discrete performance levels, a change designed to mitigate excessive risk-taking while aligning with industry practice. In addition, the Committee replaced the relative EPS metric with relative Total Shareholder Return (TSR) to enhance alignment with shareholder interests and facilitate benchmarking against peer comparators.

Fiscal Year 2025 Financial Results

Fiscal 2025 consolidated net sales totaled $397.5 million, reflecting a decrease of $35.8 million, or 8.3%, compared to the previous fiscal year. All three reportable segments experienced sales decreases, driven by weak demand, a depressed housing market, and broader macroeconomic uncertainties impacting the broader home furnishings industry. The Company reported a consolidated operating loss of $18.1 million, primarily due to lower sales volumes, $4.9 million in restructuring costs related to its cost reduction plan, $3.1 million in bad debt expense from a major customer’s bankruptcy, and $2.8 million non-cash tradename impairment. Consolidated net loss amounted to $12.5 million, or $1.19 per diluted share.

Despite the operating loss, the Company achieved significant milestones in fiscal 2025. These included the Margaritaville licensing agreement, the launch of Hooker Branded’s new merchandising strategy, Sunset West’s east coast expansion, key inventory investments, and market share gains amid a tough market. Additionally, the Company secured a new credit agreement, ensuring sufficient financial resources to sustain operations and pursue growth initiatives.

Executive Compensation Policies and Practices

Our commitment to strong corporate governance practices extends to the compensation philosophy, programs, and policies established by the Compensation Committee, which include the following governance practices and policies:

What we do		What we don’t do
✓	Rigorous goal setting for annual and long-term performance-based compensation	✗	No excessive perquisites
✓	Pay for performance	✗	No income tax gross ups
✓	Anti-hedging/pledging policy	✗	No discretionary bonuses
✓	Claw-back policy	✗	No adjustments to pre-established bonus targets after Board approval
✓	Assessment of compensation risk annually	✗	Time the disclosure of material nonpublic information to affect the value of equity award grants
✓	Engagement with shareholders	✗	Dilute shareholder value by issuing excessive equity awards
✓	Dual trigger CIC for performance grants and Restricted Stock Unit Awards	✗	No evergreen provision in our equity plan
✓	Executive Stock Ownership Guidelines
✓	Multi-year vesting requirements for equity compensation awards
✓	Provide 100% of long-term incentives in the form of equity
✓	Maintain a fully independent Compensation Committee
✓	Formal policy for equity award timing
✓	Retain an independent compensation consultant

Compensation Philosophy of the Company

The Company’s compensation philosophy is guided by the following objectives:

●	Attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders;

●	Motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives; and

●	Maintain a stable executive management team to ensure the Company’s profitability objectives adapt to:

o	changing consumer preferences;

o	evolving sourcing and distribution options; and

o	broader market factors such as the overall performance of the U.S. economy and the relative strength of housing and home furnishings related activity.

Compensation Program

The Company’s executive compensation program employs several elements of compensation to achieve the objectives of its compensation philosophy. The primary elements of the program are base salary, an annual cash incentive, long-term incentives and supplemental retirement and life insurance benefits. As discussed on page 30, most of these elements are incorporated into the employment agreements the Company entered into with its named executive officers. These elements are structured to compensate executives over three separate timeframes:

■	Base salary. Base salaries are typically set for each calendar year and the annual cash incentive is set for each fiscal year. The Compensation Committee sets base salaries for each executive position based on a number of factors, including competitive market data, executive responsibilities, individual performance and the Committee members’ business judgment.

■	Short-term incentives. The annual cash incentive is determined based on the Company’s financial performance during the current fiscal year. The Compensation Committee sets potential annual cash incentive amounts for each executive position based on a number of factors, including competitive market data, executive responsibilities, individual performance and the Committee members’ business judgment.

■	Longer-term compensation. Long-term incentives are designed to reward executives if the Company achieves specific performance goals or growth in shareholder value over multi-year periods. The amounts payable to executives under performance incentives vary based on the extent to which the specified goals are achieved or surpassed. In general, the Company grants long-term incentives in the form of performance stock units or “PSUs” (delivered solely in shares) and restricted stock units. These awards are discussed in greater detail below, beginning on page 28.

■	Full career and time-specific compensation. Supplemental retirement benefits are linked to certain executives’ continued employment with the Company to a specified age. Employment agreements and time-based restricted stock units are designed primarily to retain the covered executives for a minimum defined period.

The Committee believes the objectives of the Company’s executive compensation program can best be attained by structuring the program to provide compensation over these separate timeframes. For example, the Committee views annual and longer-term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders. In addition, the Committee believes compensation tied to service over a full career or a specific period helps to promote executive retention and thereby allows the Company to maintain a stable management team.

Mix of Total Compensation. The following charts illustrate the percentage of total compensation for the CEO and the other named executive officers on average, respectively, represented by each element of compensation for the fiscal 2025.

Mr. Huckfeldt and Ms. Smith participate in the SRIP plan. In fiscal 2025, the change in pension value was $96,838 for Mr. Huckfeldt and $61,810 for Ms. Smith.

Process for Determining Executive Compensation

The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities, and determines long-term incentive compensation and other benefits for the Company’s executive officers. The Committee follows the processes and considers the information discussed below in setting executive compensation.

Competitive Pay Data

The Compensation Committee has engaged Pearl Meyer since 2022 to review the Company’s compensation structure and positioning and to update the Company’s peer group. Pearl Meyer recommended this group because its members shared various financial and operational attributes with the Company, while not being limited to home furnishings companies. The peer group represents companies in related industries (e.g., office furniture, household/housewares, home building); of a similar size, with annual revenues ranging from 60% to 350% of the Company’s annual revenue at the time of selection; and similar operational complexity. The Board believes these companies represent the type of companies against which the Company competes for management talent. The peer group consists of the following companies:

■	American Woodmark Corporation

■	Bassett Furniture Industries, Inc.

■	Cavco Industries, Inc.

■	Culp, Inc.

■	Dixie Group, Inc.

■	Ethan Allen Interiors, Inc.

■	Flexsteel Industries, Inc.

■	Hamilton Beach Brands Holding Company

■	Haverty Furniture Companies, Inc.

■	Kirkland’s, Inc.

■	La-Z-Boy, Inc.

■	Lifetime Brands, Inc.

■	Lovesac Company

■	Nautilus, Inc.

■	PGT Innovations, Inc.

The Compensation Committee has used this peer group as one of several factors in making compensation decisions and to establish a baseline from which to set executive compensation. The Committee compared total compensation as well as the individual compensation elements for each executive officer to the peer group in fiscal 2025. The Committee will refresh the peer group and compensation study in the future, as needed. The Committee does not tie compensation for its executive officers to any particular level or target based on this comparable compensation data. Instead, the Committee considers this pay comparability data as one of many factors when determining the appropriateness of individual elements of compensation, as well as the total compensation, payable to the Company’s executive officers.

Company Performance

Each year the Committee considers which financial performance measures to use in setting annual and longer-term incentive compensation for the named executive officers. Longer-term incentives typically have been linked to the achievement of a different set of performance measures, such as earnings per share (EPS) for performance grants. Historically, the Committee has awarded long-term performance grants tied to growth in the Company’s EPS, both in absolute terms and relative to EPS growth for the peer group companies. The Committee believes that EPS and EPS growth have been appropriate performance measures for long-term compensation incentives because these metrics lend themselves, in a simple and objective manner, to year-over-year comparisons and to comparison with the financial performance of peer companies. Before fiscal 2025, the vesting conditions for our performance grants were based on absolute EPS growth and relative EPS growth. Based on Pearl Meyer’s analysis in April 2024, the Committee elected to replace relative EPS growth with total shareholder return relative to our compensation peer group as one of the vesting conditions for the performance grants awarded in fiscal 2025. This adjustment (i) better aligns the interests of plan participants with those of shareholders, (ii) provides a straightforward, readily accessible calculation, and (iii) ensures a more meaningful comparison against our peer group members.

The Committee generally selects performance measures for annual incentive compensation that correspond to financial measures used by management in making day-to-day operating decisions and in setting strategic goals. In addition, these types of measures are used by the Board in evaluating Company performance. The Committee generally consults with the Chief Executive Officer and other senior executives before setting performance levels for annual and longer-term incentive compensation. The input provided by management is one of many factors the Committee considers in establishing the applicable measures and performance levels for incentive compensation. The other factors the Committee considers include the annual operating budget which is approved by the Board. The Board’s approval of the annual budget includes its review of industry and macroeconomic trends, industry sales growth, cost containment and expected capital expenditures.

Individual Performance

The Committee annually assesses the individual performance of each executive officer and considers it when setting a named executive officer’s base salary. The Committee may elect not to increase certain executives’ base salaries on an annual basis (e.g., due to modest increases in cost of living and/or to increase an emphasis on linking total compensation to performance-based incentives), instead using potential annual and longer-term incentive-based payments to compensate individual executives. The Committee reserves the right to adjust base salaries as it determines to be appropriate; however, the Committee does not have a practice of automatically providing for annual increases in base salaries and therefore a decision not to increase an executive’s base salary is not based on an assessment of an executive’s performance. Each executive’s performance is measured against specific personal objectives established early in the prior year. The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee. Other executive officers establish their individual objectives in consultation with the Chief Executive Officer. These objectives may include both subjective and quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.

The Committee’s assessment of each named executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer and a review of Company performance. The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual areas of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program. Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program. However, the Committee believes that a meaningful portion of a named executive officer’s compensation should be performance-based.

Shareholder Say-on-Pay Vote

At the 2024 Annual Meeting, shareholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers. This is referred to as a “say-on-pay” proposal. Over 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this vote result reflects general approval of the Company’s overall approach to structuring the Company’s executive compensation program. Therefore, the Committee did not make significant changes in the structure of the Company’s executive compensation program during fiscal 2025 in response to the 2024 say-on-pay vote. The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s named executive officers.

Executive Compensation Decisions for Fiscal Year 2025

For the 2025 fiscal year, the primary elements of compensation for the named executive officers were:

■	base salary (set on a calendar year basis),

■	an annual cash incentive opportunity (based on the Company’s fiscal year financial performance),

■	long-term equity-based incentives for each named executive officer, and

■	supplemental retirement benefits for two of the named executive officers.

The table below reflects calendar 2024 base salaries and fiscal 2025 annual incentive targets and long-term incentive award targets for the named executive officers approved by the Compensation Committee:

Executive Officer	Base Salary	Annual Incentive at Target	Long-term Incentive at Target
Jeremy R. Hoff	$680,000	$680,000	$1,054,000
Paul A. Huckfeldt	415,000	249,000	249,000
Anne J. Smith	375,000	225,000	225,000
Tod R. Phelps	330,000	198,000	198,000

Base Salary

Based on Pearl Meyer’s independent analysis of the Company’s named executive officers’ compensation in 2024, the Committee authorized base salary increases of 13%, 11% and 10% to Messrs. Hoff, Huckfeldt, and Phelps, respectively, and a 14% increase to Ms. Smith, effective as of January 1, 2024.

The Committee’s process for setting base salary and other compensation included an annual review of individual performance and such other relevant factors as accomplishments in the executive’s current role, changes in responsibilities, job performance and the Committee’s assessment of the market rate for these positions. The Committee does not automatically increase base pay annually, but instead bases salary increases on the preceding factors.

Annual Cash Incentive

The Committee believes it is in the best interests of the Company and its shareholders to base the annual cash incentive directly on the achievement of objective performance metrics. For fiscal 2025, the Committee revised the performance metrics to include revenue (weighted at 30%) and operating income (weighted at 70%) to better align with the Company’s business strategy, better reflect the results of management decision-making and provide a more effective tool for measuring senior management performance over the course of a fiscal year.

Based on the Committee’s decision making for the 2025 fiscal year, each named executive officer had the opportunity to earn a payment, expressed as a percentage of their calendar year 2024 base salary, if the Company achieved certain consolidated net sales and consolidated operating income targets. The award opportunities for each executive were as follows (expressed as a percentage of 2024 calendar year base salary):

	Payout (% of base salary)
Executive Officer	Threshold	Target	Maximum
Jeremy R. Hoff	30%	100%	200%
Paul A. Huckfeldt	18%	60%	120%
Anne J. Smith	18%	60%	120%
Tod R. Phelps	18%	60%	120%

As shown in the table above, for Mr. Hoff, performance at the threshold level earns a payout of 30% of target and performance at maximum earns a payout of 200% of target. For the other named executive officers, performance at the threshold level earns a payout of 18% and performance at maximum earns a payout of 120% of their 2024 base salary.

As discussed above, the Pearl Meyer study reflected total compensation for similar positions at similarly situated companies with which the Company would expect to compete for executive talent. The Committee evaluated each executive’s total compensation, with an emphasis on shifting a greater share of the executive’s total compensation to incentive-based pay and also considered the executives’ specific roles, responsibilities, and experience, as well as other elements of each executive’s compensation arrangement and considered the mix of short- and long-term elements in each executive’s overall compensation plan. Generally, the greater an executive’s responsibilities, the larger the potential award. For example, Mr. Hoff, the most senior executive, was awarded a larger potential incentive award than were other senior executives due to his senior standing within the Company and his larger share of responsibilities. The incentive opportunities were structured such that if consolidated net sales or operating income does not meet the target, the named executive officers would receive a reduced payment or no payment, but if consolidated net sales or operating income exceeded the target, incentive payments would increase at a rate greater than the increase in these financial metrics. This was designed to recognize exemplary consolidated net sales and operating income achievement.

Target payouts for each named executive officer were established based on a number of factors including:

■	data contained in the Pearl Meyer study discussed above;

■	general business knowledge and experience of the Committee’s members;

■	other general compensation information available to the Committee, such as perceived contribution to the Company’s success, including areas outside the executive’s core functions; and

■	the short-to-medium term total realizable compensation for each executive.

The bonus opportunity was capped at maximum if the Company reached 115% or more of its consolidated net sales target and 130% of its consolidated operating income target for fiscal year 2025 and in no event would an incentive payment be earned if less than 85% of the target net sales and 70% of target operating income were attained. For performance levels falling between the specified percentages, the incentive payout is interpolated between the discrete performance goals. Achieving consolidated net sales at or above 115% of target and operating income at or above 130% of target were believed to be realizable goals, but only with exceptional performance while threshold performance levels for consolidated net sales and operating income were believed to be achievable.

The net sales target for the 2025 fiscal year was set at $515.4 million and the operating income target was set at $22.3 million, both on a consolidated basis. The targets had previously been approved by the Board in consultation with management, after considering the Company’s profit potential, the impact of national and international economic conditions on the Company and the home furnishings industry as a whole. Based on these factors, the Committee concluded that the targets were appropriate to motivate and appropriately reward executive officers to attain the desired level of performance for fiscal 2025.

The actual performance goals as approved by the Committee for the 2025 fiscal year are shown in in the table below:

	Measure	Fiscal 2025 Annual Incentive Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Consolidated Net Sales	30%	$438.1 million	$515.4 million	$592.7 million
Consolidated Operating Income	70%	$15.6 million	$22.3 million	$29.0 million

The Company did not achieve the threshold level of its fiscal year 2025 consolidated net sales or operating income targets. As a result, no named executive officer received the annual cash incentive.

Executive Officer	Fiscal 2025 Annual Cash Incentive Earned
Jeremy R. Hoff	$-
Paul A. Huckfeldt	-
Anne J. Smith	-
Tod R. Phelps	-

Long-Term Incentives

During fiscal 2025, consistent with the Committee’s objective of giving greater weight to the performance-based element of total compensation, the Committee granted two types of long-term incentive awards, performance stock units (PSU) and time-based restricted stock units (RSU) to the named executive officers in April 2024 for the performance period beginning in fiscal year 2025 through fiscal year 2027. The awards were designed to directly link a significant portion of a named executive officer’s compensation to the growth in value of the Company and to further enhance existing retention incentives under the Company’s executive compensation program.

Performance-based Restricted Stock Unit

Each PSU entitles the executive officer to receive one share of the Company’s common stock based on the achievement of two specified performance targets if the executive officer remains continuously employed by the Company through the end of the three-year performance period (subject to limited exceptions). The PSUs vest based on the Company’s attainment of pre-established financial goals related to the sum of two amounts, (1) the Company’s absolute EPS compound annual growth and (2) the Company’s relative total shareholder return measured against the Company’s compensation peer group, both measured over a three-year performance period that began January 29, 2024 and ends January 31, 2027, as approved by the Committee. The payout or settlement of the PSUs shall be made in shares of the Company’s common stock. Dividends declared on the shares underlying unvested PSUs accumulate in cash and are paid out only upon vesting of the applicable PSU and to the extent that the PSUs are earned on the basis of our performance. The PSUs do not convey any voting rights to the executive officer.

The Committee selected EPS and TSR as the measures for the performance targets because EPS and TSR directly reflect changes in the value of the Company over time, which the Committee believes best reflects the long-term interests of the shareholders. Using simple, well-defined performance measures for these awards reduces the risk of manipulating those measures for short-term gain and reduces the risk of unintended consequences that could result from paying bonuses based on factors which could misalign shareholder and management objectives.

The amounts set forth in the table below are based on the average annual growth of the Company’s fully diluted EPS from continuing operations over the performance period. The Company’s EPS growth must average at least 5% annually over the performance period for a payment to be made.

	Payout in Shares of Company Stock Based on EPS Growth (%) for Performance Period
	Threshold	Target	Maximum
Executive Officer	5%	10%	25%
Jeremy R. Hoff	3,631	12,104	24,208
Paul A. Huckfeldt	858	2,860	5,719
Anne J. Smith	775	2,584	5,168
Tod R. Phelps	682	2,274	4,548

For the portion of the long-term incentives tied to Total Shareholder Return, the shares set forth in the table below may be earned based on the Company’s Total Shareholder Return over the performance period relative to the Company’s compensation peer group. “Total Shareholder Return” shall be measured by the average price for the twenty trading days prior to the start of the performance period versus the average price for the last twenty trading days of the performance period.

	Payout in Shares of Company Stock Based on Relative TSR Growth for Performance Period
	Threshold	Target	Maximum
Executive Officer	25%	50%	75%
Jeremy R. Hoff	3,631	12,104	24,208
Paul A. Huckfeldt	858	2,860	5,719
Anne J. Smith	775	2,584	5,168
Tod R. Phelps	682	2,274	4,548

The shares that may be earned are contingent on the achievement based on relative performance using the performance requirements as outlined in the following table:

	3-year Total Shareholder Return Performance Requirements
	Threshold	Target	Maximum
3-Year Relative TSR Performance Requirements	25th Percentile	50th Percentile	75th Percentile
Payout (% of target)	30%	100%	200%

Additionally, payouts are capped at 100% of target for any 3-year Total Shareholder Return cycle in which the Company’s TSR is negative.

Restricted Stock Units

The Committee also awarded to each named executive officer RSUs, one-third of which will vest on each of April 9, 2025, April 9, 2026 and April 9, 2027, subject to the named executive officer’s continuous employment with the Company through the applicable vesting date (except in limited circumstances). The vested RSUs may be paid in shares of Company stock, cash or a combination of both, as determined by the Committee in its discretion. They are designed to encourage retention and to provide an incentive for increasing shareholder value. Dividends declared on the shares underlying unvested RSU awards accumulate in cash and are paid out only upon vesting of the applicable RSUs. The number of RSUs awarded to each executive officer is set forth in the table below:

Executive Officer	Number of RSUs
Jeremy R. Hoff	24,208
Paul A. Huckfeldt	5,719
Anne J. Smith	5,168
Tod R. Phelps	4,548

Supplemental Retirement Benefits

Mr. Huckfeldt and Ms. Smith participate in the Company’s Supplemental Retirement Income Plan (“SRIP”). The SRIP is a non-qualified, unfunded supplemental retirement plan that provides a monthly benefit equal to a specified percentage of the participant’s average base salary plus annual bonus for the 60-consecutive month period preceding their termination of employment (referred to as their “Final Average Earnings”). Mr. Huckfeldt and Ms. Smith are each eligible to receive a monthly benefit equal to 25% of their Final Average Earnings. For all executives, the benefit is paid for 15 years following the participant’s retirement. As a general matter, a participant is not entitled to receive any benefit under the SRIP unless they remain continuously employed with the Company to age 60. At age 60, the participant becomes vested in 75% of their SRIP benefit and in 5% increments each following year until becoming 100% vested at age 65, assuming the participant remains continuously employed to those dates.

The objective of the SRIP is to create incentives for covered employees to remain employed with the Company over the balance of their careers, reward extended service with the Company and to balance short-term and long-term decision making, thereby enhancing the stability of the management team and allowing for predictability in succession planning. In addition, the Committee has determined that the SRIP helps mitigate compensation-related risk as discussed on page 32.

Upon a change in control of the Company, each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum. The Committee believes that this provision further enhances retention by providing assurance to employees that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control. The amounts to which participating named executive officers would be entitled to receive under the SRIP and additional information concerning the SRIP can be found in the Pension Benefits table on page 43 and Potential Payments upon Termination or Change in Control on page 44.

Mr. Hoff does not participate in the SRIP. He has been provided with other retention incentives under his employment agreements tailored to his specific employment circumstances.

Employment Agreements and Other Employment Terms

The Company entered into employment agreements with Messrs. Hoff, Huckfeldt and Phelps, and Ms. Smith on July 13, 2022, each of which provides for an indefinite term and sets forth the executive’s annual base salary subject to future adjustment to ensure consistency with the range of salaries for officers at other companies with similar responsibilities. The agreements also set forth each executive’s short-term incentive target opportunity, expressed as a percentage of annual base salary, as well as each executive’s long-term incentive target opportunity, also expressed as a percentage of annual base salary. The short-term and long-term incentive programs in which these executives currently participate are further described beginning on pages 26 and 28. The agreements further provide that each executive is eligible to participate in any other benefit program offered or generally made available by the Company for its management employees.

The terms of each of the employment agreements covering these named executive officers also include covenants relating to confidentiality, non-disclosure of work-related intellectual property, non-competition and non-solicitation of customers. Under the non-compete provision, each executive covenants that they will not compete with the Company for a period of eighteen (18) months (for Mr. Hoff; 12 months for Messrs. Huckfeldt and Phelps, and Ms. Smith) post-termination of employment in a position with duties substantially similar to their duties with the Company within the last twelve months within the United States. Similarly, each executive agrees that for a period of eighteen (18) months (for Mr. Hoff; 12 months for Messrs. Huckfeldt and Phelps, and Ms. Smith) post-termination of employment, they will not solicit for the benefit of a business in competition with the Company, any customer, employee or independent contractor, who was a customer, employee or independent contractor of the Company within the twelve months preceding the executive’s termination of employment.

For additional discussion regarding the potential payments under these employment agreements in connection with a termination of employment, see Hoff, Huckfeldt, Smith and Phelps Employment Agreements under Potential Payments upon Termination or Change in Control which begins on page 44.

Other Benefits

The Company maintains a tax-qualified 401(k) savings plan for all its eligible employees, including the named executive officers. The plan provides for Company matching contributions, which are fully vested after two years of continuous service. The Company’s other benefit plans include health care, dental and vision insurance, group life insurance and disability insurance. The named executive officers participate in these plans on the same basis as other eligible employees.

Tax and Accounting Implications of Executive Compensation

The Compensation Committee believes that shareholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. However, the Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to the executive officers in the future, nor does it anticipate applying less rigor in the process by which the Committee establishes performance goals or evaluates performance against such pre-established goals, with respect to compensation paid to the NEOs. In addition, accounting considerations are one of many factors that the Compensation Committee considers in determining compensation mix and amount.

Incentive Compensation Recoupment Policy

The Board of Directors previously adopted a “clawback” policy called the Incentive Compensation Recoupment Policy, in which the Board has the authority to pursue recovery of incentive compensation in the event of:

●	an accounting restatement;

●	a material error in a compensation measure; or

●	fraudulent or intentional misconduct.

This policy does not limit the legal remedies the Company may seek against any employee for fraudulent or illegal activity. Further, this policy was not adopted in response to any particular concerns, but rather to align the Company’s compensation practices with the best observed practices. During fiscal 2024, the Compensation Committee and the Company reviewed and updated this policy to ensure compliance with the final SEC rules under Section 954 of the Dodd-Frank Act. In accordance with the final SEC rules and applicable exchange listing standards, the updated policy applies to all incentive-based compensation received by our executive officers after the effective date of the updated policy. Specifically, in the event of a triggering accounting restatement, the Compensation Committee is tasked with recovering in a reasonably prompt timeframe all incentive-based compensation received by a covered executive officer during the applicable recovery period in excess of the compensation that would have been received had the compensation been determined using the restated amounts.

Management of Executive Compensation-Related Risk

The Company’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives. The Committee considers how the individual elements of executive compensation, and the executive compensation program as a whole, could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value. To address this potential risk, the Committee annually reviews the risk characteristics of the Company’s executive compensation programs generally and considers methods for mitigating such risk. The Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate such risk:

■	the Committee has authority under the Company’s Incentive Compensation Recoupment, or “clawback”, policy described above;

■	the Committee has the unlimited authority to reduce long-term performance grant awards or pay no award at all;

■	long-term performance grants are mostly performance-based, which aligns compensation with the interests of the shareholders;

■	overall compensation is balanced between fixed and variable pay, and variable pay is linked to annual performance and performance over multi-year periods using objective criteria;

■	the fixed compensation provided under the SRIP to certain executive officers helps avoid the potential for excess leverage and allows for longer service conditions than typical variable pay arrangements, thereby enhancing retention and management continuity;

■	the service-based vesting of restricted stock units promotes long-term retention, helps to mitigate inappropriate short-term risk taking and helps to align management and shareholder interests;

■	profitability goals, which serve as inputs for variable annual cash incentive compensation and long-term performance grants, are approved by the Board;

■	the long-term performance grants are based on cumulative EPS and relative TSR growth over multi-year periods, which helps reduce the potential for short-term focus at the expense of longer-term growth;

■	a consistent compensation philosophy has been applied year-over-year and does not change significantly with short-term changes in business conditions;

■	open dialogue among management, the Committee and the Board regarding executive compensation policies and practices and the appropriate incentives to use in achieving short-term and long-term performance targets; and

■	other general risk mitigating factors, including:

■	quarterly reviews of the Company’s results of operations and financial condition;

■	quarterly review of management’s Enterprise Risk Management report;

■	annual review of management’s compensation risk assessment;

■	executive sessions at all committee meetings, including executive session with the Company’s independent auditor; and

■	a fairly flat organizational structure, which promotes knowledge sharing and risk awareness by members of senior management.

Other Policies and Practices

Cash Incentives. The Committee has adopted certain guidelines for administering annual cash incentive compensation. Generally, an executive must remain employed to the last day of a fiscal year to be eligible to receive an annual cash incentive payment for that fiscal year. However, executives who terminate employment during the last quarter of a fiscal year due to death or disability, or who retire after they have attained age 55 and completed 10 years of service, are entitled to receive the same payment that they would have received had they remained employed to the end of the fiscal year. Executives who meet either of these requirements and who terminate employment in the second or third quarter of a fiscal year are entitled to receive 50% or 75%, respectively, of the payment they would have received had they remained employed to the end of the fiscal year. The guidelines establish procedures for the Committee to review and approve annual cash incentive determinations after the Chief Executive Officer and Chief Financial Officer confirm whether the performance conditions for the fiscal year have been achieved and whether any other applicable conditions have been met for that fiscal year.

Stock Ownership Guidelines. The Committee adopted stock ownership requirements in April 2019 such that the CEO is required to hold at least three-times his base salary in Company stock and each other executive officer is required to hold two-times their base salary, as measured by the Company’s closing stock price as of the end of the most recently completed fiscal year. If an executive officer does not meet such requirements, but has not sold any shares earned through equity awards from the Company (except for shares withheld due to the payment of taxes for such earned grants), such executive officer will also be deemed to meet the guidelines. Each executive officer is allowed six years from the later of the date of the adoption of these requirements or the date he or she became CEO or an executive officer, as the case may be, to accumulate the required number of shares.

Hedging Policy. Executive officers, along with directors and certain other “key insiders,” are prohibited from engaging in certain types of transactions related to the Common Stock of the Company, including zero-cost collars and forward stock sales, as well as transactions in derivative securities, using margin accounts and pledging shares as collateral. See the discussion on page 15 for additional details regarding prohibited transactions.

Timing of Certain Equity Awards. The Committee and management do not take material nonpublic information into account when determining the timing or terms of equity awards, and do not time the disclosure of material nonpublic information for the purpose of affecting the value of equity awards. The Company’s executive compensation program does not currently include grants of stock options, stock appreciation rights or similar option-like instruments and none are outstanding.

Executive Compensation Decisions for Fiscal Year 2026

On February 20, 2025, the Company entered into new employment agreements with Mr. Hoff and Ms. Smith. The agreements contain a description of expected duties, base salary, benefits, short- and long-term incentives and severance in the event of termination without cause or for good reason or in the event of termination without cause or for good reason within one year of a qualifying change in control. The agreements also contain restrictive covenants which specify confidentiality, non-solicitation, non-competition and non-disparagement during and after employment with the Company. The new employment agreements encompass the entire understanding between the parties and supersede all prior agreements.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the three most recent fiscal years of the persons who were the Company’s named executive officers that year.

Name and Principal Position	Year	Salary	Stock Awards	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeremy R. Hoff,	2025	680,000	930,648	-	14,006	1,624,654
CEO and Director	2024	600,000	600,000	-	15,181	1,215,181
	2023	575,000	600,000	-	11,994	1,186,994

Paul A. Huckfeldt,	2025	415,000	219,860	96,838	14,439	746,137
CFO and Sr. VP	2024	375,000	225,000	-	13,681	613,681
Fin. and Acctg.	2023	362,500	225,000	-	11,556	599,056

Anne J. Smith, CAO,	2025	375,000	198,673	61,810	14,406	649,889
Sr. VP Administration,	2024	330,000	198,000	54,633	13,706	596,339
President-Domestic Upholstery	2023	325,000	198,000	-	11,406	534,406

Tod R. Phelps,	2025	208,962	174,836	-	338,137	721,935
Chief Information Officer and	2024	300,000	180,000	-	12,506	492,506
Sr. VP - Operations	2023	291,667	180,000	-	10,797	482,464

(1)	Amounts shown represent base salary paid during the fiscal year before any deductions into the Company’s 401(k) plan. Annual base salary adjustments generally become effective at the beginning of each calendar year and do not coincide with the beginning of a fiscal year.

(2)	For each named executive officer, this amount is the sum of the grant date fair value of (a) the restricted stock units and (b) three-year performance grants that were awarded to the named executive officers in fiscal 2025. The value of these awards was determined in accordance with FASB ASC Topic 718. The three-year performance grants shown were computed assuming that the probable level of performance would be achieved (10% EPS growth and relative TSR performance in the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions. For more information regarding the restricted stock units and the three-year performance grants, refer to the Grants of Plan-Based Awards table on page 40 and to the Outstanding Equity Awards at Fiscal Year-End table on page 41. The value of the PSU awards to the named executive officers assuming the maximum level of performance is achieved are as set forth in the table below. For more information regarding the calculation of restricted stock unit and performance grant values, refer to note 15 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 (the “2025 Form 10-K”), as filed with the SEC.

Name	PSU Grant Date Fair Value at Maximum Level of Performance ($)
Jeremy R. Hoff	807,280
Paul A. Huckfeldt	190,714
Anne J. Smith	172,332
Tod R. Phelps	151,652

(3)	This column shows the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”) at the earliest full benefit retirement age. These changes in present value are not directly in relation to final payout potential and can vary significantly year-over-year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or other reasons; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine the present value of benefits; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The numbers reported are pension accounting values and were not realized by the named executive officers during the relevant fiscal year. None of the named executive officers received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis. In fiscal year 2025, the change in pension value was $96,838 for Mr. Huckfeldt and $61,810 for Ms. Smith. In fiscal year 2024, the change in pension value was -$2,002 for Mr. Huckfeldt and $54,633 for Ms. Smith. In fiscal year 2023, the change in pension value was -$141,096 for Mr. Huckfeldt and -$53,784 for Ms. Smith. Messrs. Hoff and Phelps do not participate in the SRIP.

(4)	All Other Compensation for fiscal year 2025 includes amounts reimbursed for disability income insurance premiums and matching contributions to the Company’s 401(k) plan.

Name	Disability Income Insurance Premium Reimbursement	401(k) Match	Severance	Total

Jeremy R. Hoff	$506	$13,500	$-	$14,006
Paul A. Huckfeldt	506	13,933	-	14,439
Anne J. Smith	506	13,900	-	14,406
Tod R. Phelps (a)	337	7,800	330,000	338,137

(a)	Mr. Phelps separated from the Company on September 4, 2024. The amount shown in the “Severance” column represents cash severance paid to him in connection with his separation.

Pay versus Performance

The following table shows the past five fiscal years’ total compensation for the named executive officers as set forth in the Summary Compensation Table, the total compensation actually paid (“CAP”) to the named executive officers, the Company’s total shareholder return (“TSR”), the peer group’s total shareholder return over the same period, the Company’s net income, and the Company’s EPS as the company-selected performance measure.

Fiscal Year 2025 Pay versus Performance Table

Year	Summary compensation table total for CEO(1)	Compensation actually paid to CEO(2)	Average summary compensation table total for other NEOs(1)	Average compensation actually paid to other NEOs(2)	Total shareholder return(3)	Peer group total shareholder return(3)	Net income	EPS
	($)	($)	($)	($)	($)	($)	($, in thousands)	($)
2025	1,624,654	57,920	705,987	97,258	63.19	109.27	(12,507)	(1.19)
2024	1,215,181	1,444,583	567,507	617,865	117.75	102.30	9,865	0.91
2023	1,186,994	1,067,309	538,642	462,562	92.52	95.20	(4,312)	(0.37)
2022	798,169	406,825	577,484	244,027	90.30	119.43	11,718	0.97
2021	923,559	463,541	534,790	585,697	126.19	123.64	(10,426)	(0.88)

(1)	The principal executive officers and other named executive officers for fiscal years 2021 - 2025 are the following:

Year	CEO	Other NEOs
2025	Jeremy R. Hoff	Paul A. Huckfeldt, Anne J. Smith, Tod R. Phelps
2024	Jeremy R. Hoff	Paul A. Huckfeldt, Anne J. Smith, Tod R. Phelps
2023	Jeremy R. Hoff	Paul A. Huckfeldt, Anne J. Smith, Tod R. Phelps
2022	Jeremy R. Hoff	Paul A. Huckfeldt, Anne J. Smith, Tod R. Phelps, D. Lee Boone
2021	Paul B, Toms, Jr.	Paul A. Huckfeldt, Anne J. Smith, D. Lee Boone, Jeremy R. Hoff, Douglas Townsend

(2)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine compensation “actually paid” as reported in the Pay versus Performance table. The following table details these adjustments:

Year	Executives	Summary Compensation Table Total	Deduct Reported Change in Actuarial Present Value of Pension Benefits(a)	Add Pension Benefit Adjustments(b)	Deduct Reported Value of Equity Awards(c)	Add Equity Award Adjustments(d)	Compensation Actually Paid
		($)	($)	($)	($)	($)	($)
2025	CEO	1,624,654	-	-	(930,648)	(636,086)	57,920
	Other NEOs	705,987	(52,883)	16,320	(197,800)	(374,366)	97,258

(a)	The amounts in this column represent the amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table for each appliable year. In fiscal year 2025, the change in pension value was $96,838 for Mr. Huckfeldt and $61,810 for Ms. Smith.

(b)	The amounts deducted or added in calculating the pension value adjustments are as follows:

Year	Executives	Service Cost (i)	Prior Service Cost (ii)	Total Pension Value Adjustment
		($)	($)	($)
2025	CEO	-	-	-
	Other NEOs	16,320	-	16,320

(c)	The amounts in this column represent the grant date fair value of equity awards as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year.

(d)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Executive	Year end fair value of equity awards granted during the year	Year over year change in fair value of outstanding and unvested equity awards	Fair value as of vesting date of equity awards granted and vested in the year	Year over year change in fair value of equity awards granted in prior years that vested in the year	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	Total equity award adjustments
		($)	($)	($)	($)	($)	($)	($)
2025	CEO	446,391	(531,002)	-	(8,891)	(542,584)	-	(636,086)
	Other NEOs	35,392	(105,156)	14,585	(57,478)	(261,709)		(374,366)

(3)	Total shareholder return (TSR) is determined based on the value of an initial fixed investment of $100 at the beginning of the 2021 fiscal year. The peer group TSR prepared by Zacks Investment Research, Inc. represents cumulative, weighted TSR of the peer group under Standard Industrial Classification (SIC) Codes 2510 and 2511, which includes home furnishings companies that are publicly traded in the United States or Canada. For more information regarding the peer group TSR, refer to the performance graph that is included in the 2025 Form 10-K, as filed with the SEC.

Relationship of Pay and Performance Measures

CAP versus the Company’s TSR and peer group’s TSR

CAP versus Net Income

CAP versus Company-selected Measure (EPS)

Company Financial Performance Measures

The items listed below represent the most important metrics used to determine CAP for fiscal year 2025 as further described in the Compensation Discussion and Analysis on page 19.

Most Important Performance Measures
Consolidated net sales
Consolidated operating income
Earnings per share (“EPS”)
Total shareholder return (“TSR”)

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, the Company determined the ratio of the annual total compensation of Mr. Hoff, the Chief Executive Officer and Director, relative to the annual total compensation of our median employee.

To identify the median compensated employee, the Company selected a new median employee using 2024 W-2 wages for its U.S. employees or its equivalent for non-US employees. It identified its median employee from its employee population as of February 2, 2025, the last day of its fiscal year 2025.

The Company then determined total compensation for the median employee in the same manner as the “Total Compensation” column shown for Mr. Hoff in the Summary Compensation Table on page 34.

Pay elements that were included to determine total annual compensation for the median employee were, if applicable:

●	Base salary, including overtime, vacation and holiday pay;

●	Annual cash incentive; and

●	401(k) matching contribution.

The Company then determined that the 2025 fiscal year annual total compensation of the median employee was $45,724. Mr. Hoff’s annual total compensation for the same period was $1,624,654 and the ratio of these amounts was 1-to-36.

As of the end of fiscal 2025, the Company’s total employee population consisted of 1,034 employees, of which 895 were located in the United States and 139 were located in Asia.

The Company believes this pay ratio is a reasonable estimate and is calculated in a manner consistent with the SEC guidance based on the payroll and employment records and the methodology described above.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of awards made under the Company’s annual cash incentive plan and 2024 Stock Incentive Plan during fiscal 2025:

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	Grant Date
Name	Award Type	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Units (#) (3)	Fair Value Stock Awards ($)
Jeremy R. Hoff	Annual Cash Incentive			$204,000	$680,000	$1,360,000
	Performance Grant	6/4/2024	4/9/2024				7,244	24,208	48,416		$403,648	(4)
	RSU Grant	4/9/2024								24,208	527,000	(5)

Paul A. Huckfeldt	Annual Cash Incentive			74,700	249,000	498,000
	Performance Grant	6/4/2024	4/9/2024				1,716	5,720	11,438		95,360	(4)
	RSU Grant	4/9/2024								5,719	124,500	(5)

Anne J.Smith	Annual Cash Incentive			67,500	225,000	450,000
	Performance Grant	6/4/2024	4/9/2024				1,550	5,168	10,336		86,173	(4)
	RSU Grant	4/9/2024								5,168	112,500	(5)

Tod R. Phelps	Annual Cash Incentive			59,400	198,000	396,000
	Performance Grant	6/4/2024	4/9/2024				1,364	4,548	9,096		75,836	(4)
	RSU Grant	4/9/2024								4,548	99,000	(5)

(1)	Represents the estimated payouts under the annual cash incentive program for the 2025 fiscal year, as of the time those incentives were granted to the named executive officers. For additional discussion regarding annual cash incentives and the actual amounts paid to the named executive officers for fiscal 2025, refer to the Compensation Discussion and Analysis which begins on page 19, including Annual Cash Incentive on page 26 and the Summary Compensation table on page 34.

(2)	Represents the estimated future payouts under the performance grants awarded to the named executive officers in fiscal 2025. For additional discussion regarding these performance grants, refer to Compensation Discussion and Analysis, which begins on page 19, including Long-Term Performance Incentive on page 28 and the Summary Compensation Table on page 34.

(3)	This is the number of service-based RSUs granted to the named executive officer. Historically, each RSU entitles the named executive officer to receive one share of the Company’s common stock (or, at the discretion of the Committee, cash based on the fair market value of a share of the Company’s common stock on the date payment is made or both) if they remain continuously employed with the Company through the end of three-year service period that ends April 9, 2027. The fiscal 2025 RSU grant vests ratably by entitling the executive officer to receive one third of the grant if he or she remains continuously employed with the Company through the end of each service period that ends on April 9, 2025, April 9, 2026 and April 9, 2027, respectively. In addition to the service-based vesting requirement, 100% of an executive officer’s RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability, or retirement of the executive officer. Dividends declared on unvested RSUs awards granted in fiscal 2025 and after, accumulate in cash and are paid out only upon vesting of the underlying shares.

(4)	Represents the three-year performance grants that were awarded to the named executive officers in fiscal 2025. The three-year performance grants shown were computed, assuming that the probable level of performance would be achieved (10% EPS compound growth and relative TSR at the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions. The Committee approved the performance grants on April 9, 2024, subject to shareholder approval of the Company’s 2024 Stock Plan, which occurred on June 4, 2024. Accordingly, the grant date fair value of the performance grants is determined as of June 4, 2024. Dividends declared on unvested PSUs awards granted in fiscal 2025 and after, accumulate in cash and are paid out only upon vesting of the underlying shares.

(5)	The fair value of each RSU is based on the market price of the Company’s common stock on the grant date April 9, 2024. For more information concerning the calculation of grant fair values, refer to note 15 of the Company’s consolidated financial statements included in the Company’s 2025 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards, which consist of performance grants and restricted stock units, held by the named executive officers at the end of fiscal 2025. There were no stock options outstanding as of the end of fiscal 2025.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeremy R. Hoff	4/11/2022 (1)
	4/11/2022 (2)	11,172	142,220
	4/10/2023 (1)			21,142	269,138
	4/10/2023 (2)	10,892	138,655
	6/4/2024 (1)			15,735	200,309
	4/9/2024 (2)	24,208	308,168

Paul A. Huckfeldt	4/11/2022 (1)
	4/11/2022 (2)
	4/10/2023 (1)			6,407	81,561
	4/10/2023 (2)
	6/4/2024 (1)			1,239	15,771
	4/9/2024 (2)

Anne J. Smith	4/11/2022 (1)
	4/11/2022 (2)	2,169	27,611
	4/10/2023 (1)			8,458	107,670
	4/10/2023 (2)	2,114	26,911
	6/4/2024 (1)			3,359	42,763
	4/9/2024 (2)	5,168	65,789

Tod R. Phelps	4/11/2022 (1)
	4/11/2022 (2)
	4/10/2023 (1)
	4/10/2023 (2)
	6/4/2024 (1)
	4/9/2024 (2)

(1)	Performance grant awards outstanding as of February 2, 2025. Performance metrics for the grants awarded on April 11, 2022 were not met; consequently, there was no payout and there are no amounts shown in the table. Each performance grant entitles the executive officer to receive a payment based on the achievement of two specified performance conditions. For the June 4, 2024 grants, the performance conditions are derived from the Company’s absolute EPS compound growth and the relative TSR performance over a three-year performance period as shown in the following table. For the April 10, 2023 and April 11, 2022 grants, the performance conditions are derived from the Company’s absolute and relative EPS growth over a three-year performance period as shown in the following table. The payout or settlement of which shall be made in shares of the Company’s common stock (based on the fair market value of the shares of the Company’s common stock on the date of settlement or payment). In all cases, the named executive officer also must remain continuously employed with the Company through the end of the performance period to be eligible for a payment, with prorated payments made due to retirement, death or disability. The number of performance units shown for Mr. Huckfeldt is a percentage of the total number of performance units granted to him, which were pro-rated for the service period that ended upon his retirement on February 2, 2025. Such pro-rated performance units shall remain eligible for payment following the end of the applicable performance period based on the level of achievement of the applicable performance metrics, as if Mr. Huckfeldt had been continuously employed through the payment date. No amounts are shown for Mr. Phelps as his performance grants were forfeited upon his separation from the Company on September 4, 2024. The performance grants provide for a lump sum cash payment to the executive officer if the Company undergoes a change of control. For additional discussion regarding the performance grants, refer to the Executive Compensation Discussion at page 19.

PSU Grant Date	Performance Period
4/11/2022	January 31, 2022 - February 2, 2025
4/10/2023	January 30, 2023 - February 1, 2026
6/4/2024	January 29, 2024 - January 31, 2027

(2)	Restricted stock unit (“RSU”) awards outstanding at the end of the last completed fiscal year. Market value is based on the closing market price of the Company’s common stock on February 2, 2025. Historically, each RSU entitles the executive officer to receive one share of common stock if they remain continuously employed with the Company through the end of a three-year service period as shown in the following table. The fiscal 2025 RSU grant vests ratably by entitling the executive officer to receive one third of the grant if he or she remains continuously employed with the Company through the end of each service period that ends April 9, 2025, April 9, 2026 and April 9, 2027, respectively. At the discretion of the Committee, the RSUs may be paid in shares of the Company’s common stock, cash (based on the fair market value of a share of common stock on the date payment is made), or both. In addition to the service-based vesting requirement, 100% of the RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer. No amounts are shown for Mr. Huckfeldt because he vested in a pro-rated portion of his outstanding RSUs for the service period that ended upon his retirement on February 2, 2025, and forfeited the unvested portion. No amounts are shown for Mr. Phelps as he was entitled to and received a pro-rated portion of his outstanding RSUs for the service period that ended upon his separation from the Company on September 4, 2024, and forfeited the unvested portion.

RSU Grant Date	Service Period
4/11/2022	April 11, 2022 - April 11, 2025
4/10/2023	April 10, 2023 - April 10, 2026
4/9/2024	April 9, 2024 - April 9, 2027

(3)	Performance metrics were not met for the 2023 fiscal year performance grant awards (granted on April 11, 2022) as of the end of the 2025 fiscal year, which was the end of the award’s three-year performance period. Consequently, no amount was outstanding at the end of the 2025 fiscal year. The 2024 performance grants shown are based on the level of performance achieved at target levels at the end of fiscal 2025. The 2025 PSU grant was measured at the threshold level for the EPS growth goal and at target for the TSR goal, based on the forecast at the end of fiscal 2025. If the interim performance exceeded the threshold for the award, the reported value of the award was based on assumed achievement of the next higher performance measure that exceeds the actual interim measure of performance (which was the maximum performance level for both absolute and relative EPS growth). Any payments under the 2024 and 2025 performance grant awards will be determined based on actual performance through 2025 and 2026, respectively, and not on any interim measure of performance.

Option Exercised and Stock Vested Table

The following table sets forth information concerning equity awards vested during fiscal 2025:

Name	Award Type	Grant Date	Number of Shares Earned upon Vesting	Value Realized on Vesting ($)
Jeremy R. Hoff	RSU Grant	4/8/2024	3,024	$66,770
Paul A. Huckfeldt	RSU Grant	4/8/2024	2,742	60,543
	RSU Grant	2/2/2025 (1)	5,385	68,551
Anne J. Smith	RSU Grant	4/8/2024	2,446	54,008
Tod R. Phelps	RSU Grant	4/8/2024	1,344	29,676
	RSU Grant	9/4/2024 (2)	7,046	109,354

(1)	Mr. Huckfeldt vested on his retirement date in pro-rata portions of the RSUs granted to him on April 11, 2022, April 10, 2023, and April 9, 2024. In settlement of these vested RSUs, Mr. Huckfeldt will receive 2,327 shares on April 11, 2025, 1,469 shares on April 10, 2026, and 1,589 shares on April 9, 2027. On the vesting date, these shares had a value of $68,551. Mr. Huckfeldt will not realize any value in connection with these shares until they are actually transferred to him.

(2)	Mr. Phelps vested, on a pro-rata basis, in 7,046 RSUs vested in connection with his separation.

Pension Benefits

The following table sets forth information concerning benefits provided for Mr. Huckfeldt and Ms. Smith under the Company’s Supplemental Retirement Income Plan (“SRIP”). Mr. Hoff does not participate in the SRIP:

Name	Plan Name	Plan Years of Service	Present Value of Accumulated Benefit($)(1)
Paul A. Huckfeldt	SRIP	19	893,372
Anne J. Smith	SRIP	17	658,600

(1)	Assumes a discount rate of 5.30%, based on the Moody’s Composite Bond Rate as of January 31, 2025 (rounded to the nearest 5 basis points).

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s final average monthly compensation (25% for both Mr. Huckfeldt and Ms. Smith), payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any annual incentive awards paid to the executive during the five-year period before their termination of employment with the Company.

An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60 and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as discussed under Potential Payments upon Termination or Change in Control, below). Additional information regarding the SRIP can be found under Executive Compensation beginning on page 19.

Potential Payments upon Termination or Change in Control

Supplemental Retirement Income Plan

Upon a change in control of the Company, each SRIP participant, regardless of age, will become fully vested and receive the present value of their entire plan benefit in a lump sum payment. A “change in control” includes, subject to certain exceptions:

●	acquisition, other than from the Company, of more than 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock; or

●	a majority of members of the Board are replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The benefits payable under the SRIP are described further under Pension Benefits above.

The following table provides the estimated lump sum payment each participating named executive officer would have received under the SRIP if a change in control had occurred on the last day of fiscal 2025.

Name	Change in Control – SRIP (1)
Paul A. Huckfeldt (2)	-
Anne J. Smith	$742,779

(1)	Calculated based on historical average salary and bonus amounts for the five-year period ended January 31, 2025, and assuming a discount rate equal to 120% of the short-term (5.14%), mid-term (5.04%) or long-term (5.38%) applicable federal rate for the month of January 2025 depending on the number of years remaining to the participant’s retirement at age 65.

(2)	Mr. Huckfeldt retired on February 2, 2025, the last business day of the fiscal year 2025. Accordingly, we have not included any hypothetical change in control benefits for him in this table.

If a SRIP participant were to die while employed by the Company and before payment of their vested benefit begins, their beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments.

Performance Grants

Outstanding performance grants awarded to the named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change of control.” The payment would be made on the date of the change of control and would assume that the named executive officer remained continuously employed through the end of the applicable performance period and that the specified target levels defined in the grant agreement had been attained for the applicable performance period. A change of control includes, subject to certain exceptions:

■	acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s Common Stock; or

■	a majority of the members of the Board are replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; and

on or after the occurrence of the change of control, the participant’s employment is terminated involuntarily or constructively terminated without cause.

For grants under the 2024 Stock Incentive Plan, the Compensation Committee (or, with respect to director awards, the Board) is permitted to provide for vesting of awards to eligible employees in connection with a change in control of the Company if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the Company without “cause” or (ii) a “constructive termination” by the participant. The terms “cause” and “constructive termination” are defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation. Awards to non-employee directors may fully vest upon a change in control.

The performance grants also provide for a pro-rated lump sum payment to be made in connection with the death, disability or retirement (as defined in the 2024 Stock Incentive Plan) of the named executive officer. The payment would be made upon the completion of the applicable performance period based on the performance levels actually achieved for the applicable performance period.

The following table provides the estimated aggregate payments to which each named executive officer would have been entitled under his respective performance grants if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2025 (subject to certain assumptions, as specified below).

	Payout under Performance Grants ($)(1)
Name	Change of Control	Death, Disability or Retirement
Jeremy R. Hoff	$665,859	$353,599
Paul A. Huckfeldt (2)	141,255	86,998
Anne J. Smith	216,010	124,679
Tod R. Phelps (3)	-	-

(1)	These amounts include the amounts payable under three-year performance grants awarded April 10, 2023 and June 4, 2024 which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 41. Performance metrics were not met for the grants awarded on April 11, 2022 and are therefore not included in the amounts shown above. The 2024 performance grants shown are based on the level of performance achieved at target levels at the end of fiscal 2025. The 2025 PSU grant was measured at the threshold level for the EPS growth goal and at target for the TSR goal, based on the forecast at the end of fiscal 2025. The payout amounts in connection with an executive’s death, disability or retirement assume that the probable level of performance is achieved for the applicable performance periods.

(2)	The amounts shown for Mr. Huckfeldt are pro-rated for the service period that ended upon his retirement on February 2, 2025.

(3)	No amounts are shown for Mr. Phelps as his performance grants were forfeited upon his separation from the Company on September 4, 2024.

Restricted Stock Units

The Compensation Committee may provide that outstanding restricted stock units (RSUs) awarded to the named executive officers will vest earlier upon certain terminations of employment following a change of control and may also be eligible for earlier pro rata vesting in connection with a termination of employment on account of death, disability, or retirement (as defined in the 2024 Stock Incentive Plan). A “change of control” of the Company for purposes of the RSUs has the same meaning as for the performance grants described above. The RSU payment would be a lump sum paid on the date of the change of control or as soon as administratively practicable after the vesting date upon the executive’s death, disability, or retirement. Any RSUs that vest upon retirement shall not be paid until the final vesting date (the third anniversary of the date of grant for RSUs granted in fiscal 2025 and after). The following table provides an estimate of the aggregate payments that each named executive officer would have received under the executive’s RSUs if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2025.

	Payout under Restricted Stock Units Upon ($)(1)
Name	Change of Control	Death, Disability or Retirement

Jeremy R. Hoff	$589,043	$335,427
Paul A. Huckfeldt (2)	68,551	48,640
Anne J. Smith	120,311	67,083
Tod R. Phelps (2)	-	-

(1)	These amounts include the amounts payable under three-year RSUs awarded April 11, 2022, April 10, 2023 and April 9, 2024 which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 41 and are calculated based on the closing price of the Company’s Common Stock as of the last trading day of fiscal 2025.

(2)	Mr. Huckfeldt retired on February 2, 2025, the last day of fiscal 2025. Mr. Huckfeldt vested on his retirement date in pro-rata portions of the RSUs granted to him on April 11, 2022, April 10, 2023, and April 9, 2024. In settlement of these vested RSUs, Mr. Huckfeldt will receive 2,327 shares on April 11, 2025, 1,469 shares on April 10, 2026, and 1,589 shares on April 9, 2027. On the vesting date, these shares had a value of $68,551. Mr. Huckfeldt will not realize any value in connection with these shares until they are actually transferred to him. Mr. Phelps separated from the Company on September 4, 2024, and received a payout in connection with the pro-rata vesting of 7,046 RSUs in the amount of $109,354.

Hoff, Huckfeldt, Smith and Phelps Employment Agreements

Under each of these employment agreements, the named executive officer is entitled to receive certain payments in connection with their termination of employment absent “cause,” and in the event of their death. If the executive’s employment is terminated by the Company absent “cause,” (defined below) during the term of the agreement, they would receive:

●	Cash severance equal to eighteen (18) months of base salary for Mr. Hoff for any termination of employment that occurs before the last day of the fiscal year; in the case of Messrs. Huckfeldt and Phelps and Ms. Smith, cash severance equal to twelve (12) months of base salary for any termination of employment;

●	An annual cash incentive payment prorated for the period ending on their termination date;

●	a severance payment in an amount equal to two times (for Mr. Hoff) and one times (for Messrs. Huckfeldt and Phelps and Ms. Smith) the sum of the officer’s then-current base salary and a prorated annual cash incentive payment for the performance year in which the officer’s employment is terminated, if the officer’s employment is terminated for good reason or by the Company without cause and such termination date is within one year after a change of control; and

If the named executive officer’s employment is terminated on account of death, their estate would receive payment of their base salary through their termination date, and a prorated annual cash incentive payment for the period ending with their death.

If the executive voluntarily terminates their employment, or they are terminated for “cause,” by the Company, they will not receive any post-termination payments, other than any salary or benefit due through and including the respective executive’s date of termination.

Under the terms of each of the employment agreements covering these executives, the following definitions of “cause” means the executive’s:

●	gross negligence in the performance of their material duties;

●	intentional nonperformance or mis-performance of their duties, or refusal to abide by or comply with reasonable directives of the CEO or the Company’s policies and procedures;

●	willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company, which in the judgment of the CEO adversely affects the Company;

●	executive’s arrest for, conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude or that otherwise threatens to interfere with the Company’s interests, as determined by the sole discretion of the CEO; or

●	executive’s failure to report to work or unexcused absenteeism in violation of the Company’s attendance policies.

Payments upon Involuntary Termination of Employment Absent Cause

The table below describes the payments due each of the named executive officers in the event of an involuntary termination of employment absent “cause” assuming such termination occurred on February 2, 2025, the last business day of the Company’s fiscal year.

Name	Cash(1)	STIC(2)	LTIC	Total
Jeremy R. Hoff	$1,020,000	$-	$-	$1,020,000
Paul A. Huckfeldt (3)	-	-	155,549	155,549
Anne J. Smith	375,000	-	-	375,000
Tod R. Phelps (3)	330,000	-	109,354	439,354

(1)	For Mr. Hoff and Ms. Smith, these amounts represent the cash severance payment due to each named executive officer under their respective employment agreements, if any, assuming a termination date of February 2, 2025. Mr. Huckfeldt retired on February 2, 2025; therefore, no severance would have been due. Mr. Phelps separated from the Company on September 4, 2024. The amount shown represents cash severance paid to him.

(2)	This represents the short-term incentive cash payment due each executive assuming a termination date of February 2, 2025.

(3)	The amounts shown for Mr. Huckfeldt are pro-rated performance grants and RSUs for the service period that ended upon his retirement on February 2, 2025. Because Mr. Huckfeldt’s employment terminated as a result of his retirement, he was not entitled to any severance benefits under his employment agreement. The amounts shown for Mr. Phelps are the amounts actually paid to him in connection with his separation from the Company on September 4, 2024.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of February 2, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Approximate number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	0	N/A	945,000
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	945,000

(1)	Shares allocable to incentive awards granted under the Company’s 2024 Stock Incentive Plan that expire, are forfeited, lapse or are otherwise terminated or cancelled are added to the shares available for incentive awards under the plan. Any shares covered by a stock appreciation right are counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised. Any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares covered by an incentive award that is settled in cash are added to the shares available for incentive awards under the plan.

DELINQUENT SECTION 16(a) REPORTS

The Exchange Act requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of Forms 3, 4 and 5 filed during or with respect to the fiscal year ended February 2, 2025, and written representations from the Company’s directors and executive officers and certain other reporting persons that, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements and there were no late reports.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 7, 2025 (unless noted otherwise below) by:

■	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

■	each director and director nominee;

■	each named executive officer; and

■	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Pzena Investment Management, LLC (1)	1,286,381	(1)	12.0%
Donald Smith & Co., Inc. et al (2)	1,007,791	(2)	9.4%
Dimensional Fund Advisors LP (3)	895,196	(3)	8.4%
BlackRock, Inc. (4)	766,903	(4)	7.2%
The Vanguard Group (5)	651,058	(5)	6.1%
Global Value Investment Corp. et al (6)	544,180	(6)	5.1%
W. Christopher Beeler, Jr.	56,863	(7)	*
Paul A. Huckfeldt	34,264	(8)	*
Ellen C. Taaffe	23,833	(9)	*
Tonya H. Jackson	25,229	(10)	*
Jeremy R. Hoff	20,795	(11)
Paulette Garafalo	20,783	(12)	*
Anne J. Smith	18,293	(13)	*
Maria C. Duey	16,296	(1)	*
Christopher L. Henson	11,935	(15)	*
Tod R. Phelps	6,413	(16)	*
C. Earl Armstrong, III	6,367	(17)	*
All current directors and executive officers as a group (10 persons)	234,658		2.2%

*	Less than one percent.

(1)	The beneficial ownership information for Pzena Investment Management, LLC is based upon a Schedule 13G filed with the SEC on October 10, 2024. The Schedule 13G indicates that Pzena Investment Management, LLC, an investment adviser, has sole voting power with respect to 1,120,113, and sole disposition power with respect to all 1,286,381 shares. The principal business address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, New York 10022.

(2)	The beneficial ownership information for Donald Smith & Co., Inc., DSCO Value Fund, L.P. and John Piermont is based upon a Schedule 13G filed with the SEC on February 13, 2025. The Schedule 13G indicates that Donald Smith & Co., Inc., an investment advisor, has sole voting power with respect to 964,094 shares, shared voting power with respect to 974,891, sole disposition power with respect to 996,994 shares and shared disposition power with respect to all 1,007,791 shares, DSCO Value Fund, L.P., a partnership, has sole voting and disposition power over 8,797 shares, shared voting power with respect to 974,891 shares and shared disposition power with respect to all 1,007,791 shares, and Mr. Piermont, an individual, has sole voting and disposition power with respect to 2,000 shares, shared voting power with respect to 974,891 shares and shared disposition power with respect to all 1,007,791 shares. The principal business address of Donald Smith & Co., Inc. is 152 West 57th Street, 29th Floor, New York, New York 10019.

(3)	The beneficial ownership information for Dimensional Fund Advisors LP is based upon a Schedule 13G/A filed with the SEC on February 9, 2024. The Schedule 13G/A indicates that Dimensional Fund Advisors LP, a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), reported holdings of the Company’s Common Stock beneficially owned by the Funds such that the reporting person had sole voting power over 882,205 shares and sole disposition power over all 895,196 shares. Dimensional Fund Advisors LP reported that either it or its subsidiaries may possess voting and/or investment power over the Company’s Common Stock owned by the Funds but disclaimed beneficial ownership of such Company Common Stock. The principal business address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(4)	The beneficial ownership information for BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on April 17, 2025 based on information as of March 31, 2025. The Schedule 13G/A indicates that BlackRock, a parent holding company or control person for certain entities disclosed in the Schedule 13G/A, has sole voting power over 733,142 shares and sole dispositive power over all 766,903 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(5)	The beneficial ownership information for the Vanguard Group is based upon a Schedule 13G/A filed with the SEC on February 13, 2024. The Schedule 13G/A indicates that the Vanguard Group, an investment adviser, has no sole voting power, shared voting power with respect to 4,994 shares, sole disposition power with respect to 641,894 shares and shared disposition power with respect to 9,164 shares. The principal business address of the Vanguard Group is 100 Vanguard Blvd., Malvern Pennsylvania 19355.

(6)	The beneficial ownership information for Global Value Investment Corporation (“GVIC”), Jeffrey R. Geygan, James P. Geygan, Stacy A. Wilke, Kathleen M. Geygan and Shawn G. Rice is based on a Schedule 13D/A filed with the SEC on March 17, 2025. The Schedule 13D/A indicates that (i) GVIC is an investment adviser to managed accounts (the “Accounts”) and owns 2,000 shares in its corporate capacity, (ii) Mr. Jeffrey Geygan is a director of GVIC and as a result of his ownership interest in GVIC, he is the controlling person of GVIC while also owning 8,795 shares in his individual capacity, (iii) Mr. James Geygan is also a director of GVIC and the interim chief executive officer of GVIC, while also owning 3,095 shares in his individual capacity, (iv) Ms. Wilke is chief financial officer of GVIC and owns 1,485 shares in her individual capacity, (v) Ms. Geygan is a director of GVIC and owns 1,585 shares in her individual capacity, and (vi) Mr. Rice is a director of GVIC and owns 2,595 shares in his individual capacity. The Schedule 13D/A further indicates that each of these reporting persons, directly or indirectly, share the power to vote, or direct the voting, of the shares held for the Accounts, and the power to dispose, or to direct the disposition of, the shares held for the Accounts, and thus each of these reporting persons may be deemed to share voting and disposition power with respect to all 544,179.5 shares. The principal business address of these reporting persons is 1433 North Water Street, Suite 400, Milwaukee, Wisconsin 53202.

(7)	Mr. Beeler has sole voting power with respect to all 56,863 shares and sole disposition power with respect to 52,156 shares.

(8)	Mr. Huckfeldt has sole voting power with respect to 15,656 shares, has sole disposition power with respect to 13,736 shares, has shared voting and disposition power with respect to 17,105 shares and was issued 1,503 additional shares within sixty days of April 7, 2025 due to payment of RSUs.

(9)	Ms. Taaffe has sole voting power with respect to all 23,833 shares and sole disposition power with respect to 19,126 shares.

(10)	Ms. Jackson has sole voting power with respect to all 25,229 shares and sole disposition power with respect to 20,522 shares.

(11)	Mr. Hoff has sole voting and disposition power with respect to 7,379 shares and was issued 13,416 additional shares within sixty days of April 7, 2025 due to vesting of RSUs.

(12)	Ms. Garafalo has sole voting power with respect to all 20,783 shares and sole disposition power with respect to 16,076 shares.

(13)	Ms. Smith has sole voting and disposition power with respect to 15,725 shares and was issued 2,568 additional shares within sixty days of April 7, 2025 due to vesting of RSUs.

(14)	Ms. Duey has sole voting power with respect to all 16,296 shares and sole disposition power with respect to 11,589 shares.

(15)	Mr. Henson has sole voting power with respect to all 11,935 shares and sole disposition power with respect to 7,228 shares.

(16)	Mr. Phelps has sole voting and disposition power over 6,413 shares.

(17)	Mr. Armstrong has sole voting and disposition power with respect to 6,367 shares.

PROPOSAL TWO

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2026, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of the Company’s independent registered public accounting firm, but the Company submits its selection in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as the Company’s independent registered public accounting firm for fiscal 2026. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting either in person or telephonically. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

■	fiscal year ended February 2, 2025 (fiscal 2025), and

■	fiscal year ended January 28, 2024 (fiscal 2024).

	Fiscal 2025	Fiscal 2024
Audit Fees	$1,658,881	$1,907,400
Tax Fees	None	None
All Other Fees	25,000	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

All Other Fees for fiscal 2025 include fees billed by KPMG for consent to the use of fiscal 2024 audit reports in the form S-8 registration for the Company’s 2024 Stock Plan.

Audit Committee Pre-approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to approve specific tax projects up to $30,000 each or an aggregate of no more than $60,000 and individual audit-related projects up to a maximum of $50,000 between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. Less than 1% of aggregate Audit-Related Fees and Tax Fees for each fiscal year presented above was approved by the Committee pursuant to the de minimis waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2026.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. Consistent with a majority of the advisory votes cast at the 2023 Annual Meeting of Shareholders and the recommendation of the Company’s Board of Directors, the Company holds a shareholder advisory vote to approve the compensation of its named executive officers annually. The Company encourages shareholders to read the disclosures under Executive Compensation, beginning on page 19, which include the Compensation Discussion and Analysis, the compensation tables and the narratives that accompany those tables, for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2024 and the compensation awarded to the named executive officers.

As described under the Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:

■	attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders; and

■	motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.

The Board believes that the Company’s executive compensation program satisfies these objectives and is worthy of shareholder support. In determining whether to approve this proposal, the Board believes that shareholders should consider the following:

Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee regularly meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee, at its sole discretion, may obtain data, analysis and input from an independent compensation consultant.

Compensation is Tied to Performance. Key elements of the Company’s compensation program, including annual cash incentives and certain long-term incentive awards, are aligned with financial and operational objectives established in the Board-approved annual operating plan. As a result, a meaningful portion of each executive’s total compensation is “at risk” and is earned only if a threshold level of targeted performance is achieved.

Balanced Compensation Structure. Total cash compensation is allocated between base salary and an annual incentive opportunity tied directly to objective and quantifiable measures of the Company’s business performance. Long-term incentive awards are balanced between those that are earned only if specific performance measures are met and those that are earned if an executive remains in continuous employment for a sustained period. Retirement benefits are only provided if an executive remains employed to a specified age.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. To the extent there is any significant vote against named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2026 Annual Meeting

The Company plans to hold the 2026 Annual Meeting on June 2, 2026. The Company’s bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder of record, the shareholder must, in addition to meeting other applicable requirements, give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2026 Annual Meeting, the notice must be received no later than January 2, 2026. In addition to the other matters outlined in the Company’s bylaws, the shareholder’s notice must include:

■	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

■	the number of shares of stock of the Company beneficially owned by the shareholder;

■	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

■	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

■	any interest that the shareholder may have in such business.

The proxies for the 2026 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 18, 2026.

A proposal that any shareholder desires to have included in the proxy statement for the 2026 Annual Meeting of shareholders must be received by the Company no later than January 2, 2026 and must comply with the SEC rules regarding shareholder proposals.

In addition, to comply with the SEC universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 to the Corporate Secretary no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. For any such director nominee to be included on the proxy card for next year’s annual meeting, the Corporate Secretary must receive notice under SEC Rule 14a-19 no later than April 4, 2026. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements and deadlines outlined under the advance notice provisions of the Bylaws described above and under “Procedures for Shareholder Recommendations of Director Nominees” beginning on page 12.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o C. Earl Armstrong III, Secretary, Hooker Furnishings Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708. Any shareholder communication directed to the Board, a Director or any Board Committee, is forwarded to the Company’s Chief Financial Officer and then to the Board or the appropriate Director(s) or Committee(s).

By Order of the Board of Directors,

C. Earl Armstrong III
Secretary

May 2, 2025

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNISHINGS CORPORATION

June 3, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on Tuesday, June 3, 2025:

The Company’s Proxy Statement and Annual Report to Shareholders are available at

http://www.astproxyportal.com/ast/25490

Please complete, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) Election of Directors		(2) Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2026.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES ○ W. Christopher Beeler, Jr. ○ Maria C. Duey ○ Paulette Garafalo ○ Christopher L. Henson ○ Jeremy R. Hoff ○ Paul A. Huckfeldt ○ Tonya H. Jackson ○ Ellen C. Taaffe
		(3) Advisory vote to approve named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on June 3, 2025, receipt of which is hereby acknowledged.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: ●

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” THE 8 DIRECTOR NOMINEES LISTED IN ITEM (1), “FOR” ITEMS (2) AND (3), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

To change your address on the account please check the box at right and indicate your new address in the address space above. Please note that the changes to the registered name(s) on the account may not be submitted via this method. ☐

Please promptly complete, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

Signature of Shareholder______________________ Date: ________	Signature of Shareholder______________________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNISHINGS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for Tuesday, June 3, 2025

The undersigned hereby appoints Jeremy R. Hoff and C. Earl Armstrong III, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furnishings Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 3, 2025 at 1:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters on the reverse side:

(Continued and to be completed, dated and signed on reverse side.)